Execution Version

___________________________

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SOUTH TEXAS MIDSTREAM, LLC
A Delaware Limited Liability Company

December 4, 2019

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

___________________________

i

ii

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SOUTH TEXAS MIDSTREAM, LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of South Texas Midstream, LLC, a Delaware limited liability company (the “Company”), dated as of December 4, 2019 (the “Effective Date”), is adopted, executed, and agreed to by EIG NET Holdings III, LLC, in its capacity as a Class B Member and as the Class B Member Representative hereunder (the “Initial Investor”), South Texas Midstream Holdings, LLC, a Delaware limited liability company (“NEP Member”), each Person that may be admitted as a Member pursuant to the terms of this Agreement, and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of its obligations pursuant to Section 7.01(a), Section 7.02, Section 7.03, and Section 7.04.
RECITALS
The Company was formed by filing a Certificate of Formation of the Company (the “Delaware Certificate”) with the Office of the Secretary of State of Delaware, and by the entrance of NEP Member as the sole initial member of the Company, into that certain Limited Liability Company Agreement of the Company, effective as of October 7, 2019 (the “Initial LLC Agreement”), governing the affairs of the Company and the conduct of its business.
Pursuant to that certain Contribution Agreement, dated as of November 1, 2019 (the “Class B Contribution Agreement”), among Initial Investor, NEP Member, NEP, and the Company, at the closing of the Class B Contribution Agreement, effective as of the Effective Date (i) the Initial LLC Agreement is being amended and restated on the terms set forth in this Agreement; (ii) the Company is issuing to Initial Investor such number of Class B Units as is set forth opposite the name of Initial Investor on Exhibit A hereto (such number representing 100% of the Class B Units outstanding at such time and, together with the outstanding Class A Units, 100% of all outstanding interests in the Company at such time) in exchange for payment of the Consideration (as defined in the Class B Contribution Agreement) by Initial Investor to the Company; and (iii) upon such acquisition of Class B Units, Initial Investor is being admitted as a member of the Company.
In connection with the foregoing, NEP Member wishes to amend and restate the Initial LLC Agreement to (i) reflect the cancellation of all of the outstanding limited liability company interests of the Company and, in exchange therefor, the issuance to NEP Member of the number of Class A Units as is set forth opposite the name of NEP Member on Exhibit A hereto (such number representing 100% of the Class A Units outstanding at such time), and (ii) the other matters set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Initial Investor and NEP Member agree as follows:

ARTICLE 1
DEFINITIONS
1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
87.5% Period has the meaning assigned that term in Section 5.04(a)(i).
Act means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.
Additional Fee has the meaning assigned that term in the Class B Contribution Agreement.
Affiliate means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of this Agreement, the Company shall not be an Affiliate of any Member, nor shall any Member be deemed to be an Affiliate of any other Member, solely by virtue of their respective ownership interests in or Control of the Company or any of its Subsidiaries.
Affiliate Transaction means any contract, agreement, or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing contract, agreement, or transaction) between the Company or a Subsidiary of the Company (other than a Separate Subsidiary), on the one hand, and NEP Member, an Affiliate of NEP Member (other than the Company or any Subsidiary of the Company (other than a Separate Subsidiary)), or their respective employees or officers, on the other hand, including, for the avoidance of doubt, each project operating agreement. For purposes of clarity, any contract, agreement, or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing contract, agreement, or transaction) between the Company or a Subsidiary of the Company (other than a Separate Subsidiary) and a Separate Subsidiary shall be an “Affiliate Transaction.”
Affiliated Fund means, with respect to any specified Person, any Fund that is an Affiliate of such Person or that is advised by the same investment advisor as such Person or by an Affiliate of such investment advisor or such Person.
Affiliated Investment Vehicle means, with respect to any specified Person, any investment vehicle, entity, or managed account that is advised by the same investment advisor as such Person or an Affiliate of such Person.

Aggregate Call Option Clawback Amount has the meaning set forth in Section 7.02(f).
Agreement has the meaning assigned that term in the preamble.
Alternative Method has the meaning assigned that term in Section 8.03(d).
Assignee means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 7.01(b). The Assignee of a dissolved Member is the shareholder, partner, member, or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.
Available Cash means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:
(a)    the sum of all cash and all Cash Equivalents generated by the Company and its Subsidiaries and on hand at the end of such month, less
(b)    the amount of any cash reserves that is necessary or appropriate in the reasonable discretion and good faith of the Managing Member (i) to provide for the proper conduct of the business of the Company and its Subsidiaries (excluding any Separate Subsidiary) (including reserves for future maintenance and capital expenditures and for anticipated expenses, liabilities, and future credit needs of the Company and its Subsidiaries (excluding any Separate Subsidiary)) subsequent to such month, (ii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding loans made to the Company or any of its Subsidiaries (excluding any Separate Subsidiary) pursuant to Section 4.05 (other than Section 4.05(b)) or otherwise subject to Section 6.03(d), and (iii) to comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its Subsidiaries (excluding any Separate Subsidiary) is a party or by which it is bound or its assets are subject.
Notwithstanding the foregoing, “Available Cash” (y) shall not include (1) any cash or Cash Equivalents from Capital Contributions made by Members or equity issuances by any Subsidiaries of the Company, (2) any cash or Cash Equivalents held by the Company’s Subsidiaries to the extent that contractual restrictions prohibit the distribution of such cash or Cash Equivalents to the Company, (3) any cash or Cash Equivalents from borrowing, refinancings, or refundings of Indebtedness of the Company or any of its Subsidiaries, (4) any Excess Insurance Proceeds, Sale Proceeds, or Bankruptcy Recovery, (5) any cash or Cash Equivalents from the payment by the NEP Member of principal and accrued interest under the NEP Affiliate Note, (6) any Sanchez Recovery Proceeds or (7) other than with respect to a distribution relating to a Liquidity Event as provided for in Section 7.08(d), any cash or Cash Equivalents held by a Separate Subsidiary; and (z) with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month shall be deemed to equal zero.
Bankruptcy or Bankrupt means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
Bankruptcy Recovery means any proceeds received by the Company or its Subsidiaries in settlement of any claim (including any counterclaim), action, suit, or other proceeding in connection with any Bankruptcy of any other Person.
Book Value means, with respect to any Company asset, the adjusted tax basis of such asset for United States federal income tax purposes, except as follows:
(a)    The initial Book Value of each asset contributed by a Member to the Company will be the gross fair market value of such asset;
(b)    The Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; and (iv) at any other time at which revaluations of property are permitted to be made under Treasury Regulation Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (iv) of this clause (b) shall be made only if the Managing Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c)    The Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account);

(d)    The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (c) of the definition of Net Profit and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)    Whenever the fair market value of an asset is required to be determined pursuant to this definition, the Managing Member shall determine such fair market value in its reasonable discretion with Class B Member Approval (not to be unreasonably withheld, conditioned or delayed); provided that, the aggregate fair market value of the Contributed Assets upon their contribution to the Company by the NEP Member shall be $1,622,869,368.
Bridge Agreement has the meaning assigned that term in the Class B Contribution Agreement.
Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.
Buyout Rollover Percentage means, with respect to any calendar quarter beginning on or after March 4, 2023, the sum of (a) the positive difference between (i) twenty-five percent (25%), minus (ii) a ratio, expressed as a percentage, the numerator of which is the number of Class B Units purchased in any exercise of the Call Option in the immediately preceding calendar quarter, and the denominator of which is the aggregate number of Class B Units outstanding on the Effective Date, plus (b) the Buyout Rollover Percentage in the immediately preceding calendar quarter; provided, in no event shall the Buyout Rollover Percentage for any calendar quarter be less than zero (0). Notwithstanding the foregoing, the amount set forth in the foregoing clause (a) for any quarter shall be deemed to be zero (0) unless and to the extent the positive difference (if any) between clauses (i) and (ii) above for such quarter resulted from the failure of the satisfaction of any of the conditions set forth in Section 7.02(e).
Call Option has the meaning assigned that term in Section 7.02(a).
Call Option Cash Consideration has the meaning assigned that term in Section 7.02(f).
Call Option Cash Shortfall means that the net proceeds from any Qualifying Financing, together with any Call Option Cash Consideration (net of any deductions or withholdings therefrom pursuant to Section 7.02(m)) and any other cash on hand and Cash Equivalents of the Class B Member (excluding any cash and Cash Equivalents held in the Interest Payment Account (as such term is defined in the Credit Agreement) up to an amount not to exceed $10,000,000; provided, however, that the exclusion of cash and Cash Equivalents held in the Interest Payment Account shall not apply in connection with the exercise of any Call Option where the NEP Member proposes to acquire all remaining Class B Units held by such Class B Member), are insufficient to repay in full all Indebtedness of the Class B Member and any other Indebtedness pursuant to which such Class B Units are Encumbered or that is required to be repaid as a result of the exercise of such Call Option, plus the amounts required to be paid by the Class B Member constituting amounts owed by the Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to the Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction.
Call Option Closing has the meaning assigned that term in Section 7.02(b).
Call Option Closing Date has the meaning assigned that term in Section 7.02(b).
Call Option Notice has the meaning assigned that term in Section 7.02(b).
Call Option Purchase Price has the meaning assigned that term in Section 7.02(a).
Capital Account means the account maintained by the Company for each Member in accordance with Section 4.09.
Capital Call has the meaning assigned that term in Section 4.04(a).
Capital Contribution means, with respect to any Member, the amount of money and the Book Value of any property (other than money) (reduced by the amount of any liabilities that are secured by such property) contributed, or deemed to be contributed, to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest. For the avoidance of doubt, as of immediately following the closing of the transactions contemplated by the Class B Contribution Agreement, the Capital Contribution of the Class B Member shall be $750,000,000.00.
Cash Equivalents means, as of any date, with respect to any Person, all demand deposits or similar accounts with deposits available for withdrawal upon prior notice of less than ten (10) days, all marketable debt securities, short-term instruments, United States treasury bills and other evidence of indebtedness issued or guaranteed by the United States, in each case, with maturity of ten (10) days or less as of such date.
Cash Flows has the meaning assigned that term in Section 9.02(b)(ii).
Change of Control means:
(a)    with respect to NEP, any of the following events:
(i)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of NEP, the General Partner or the NEP General Partner Interest (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group that is not an Affiliate of NextEra Energy, Inc. as of the Class B Contribution Agreement Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors of NEP or the General Partner, respectively;
(ii)    any Disposition, in one or a series of related transactions, of the equity interests of the OpCo General Partner or the OpCo General Partner Interest, the result of which is that (A) NEP ceases to own directly or indirectly more than fifty percent (50%) of the voting power of the OpCo General Partner or (B) the OpCo General Partner ceases to hold the OpCo General Partner Interest;
(iii)    any Disposition, in one or a series of related transactions, the result of which is that NextEra Energy, Inc. ceases to own directly or indirectly more than thirty-three percent (33%) of the voting equity of NEP (including the Special Voting Units, as that term is used in the NEP Limited Partnership Agreement); provided, however, that the foregoing shall not be deemed to constitute a Change of Control for so long as NextEra Energy, Inc. continues to own, directly or indirectly, fifty percent (50%) or more of the voting power of the General Partner or the NEP General Partner Interest;
(iv)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of NEP and its Subsidiaries, taken as a whole;
(v)    the NEP Common Units are no longer listed or admitted to trading on a National Securities Exchange;
(vi)    any transaction pursuant to which NextEra Energy, Inc. or any of its Affiliates (other than NEP or any of its Subsidiaries) would acquire (A) all of the NEP Common Units or (B) all or substantially all of the assets of NEP and its Subsidiaries, in each case, by way of merger, consolidation, or otherwise;
(vii)    the removal of the General Partner as general partner of NEP by the limited partners of NEP, unless the successor General Partner is an Affiliate of NextEra Energy, Inc.; or
(viii)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the Class A Units by a Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) that is not an Affiliate of NextEra Energy, Inc. as of the Class B Contribution Agreement Date.
(b)    with respect to any Class B Member, any of the following:
(i)    a transaction or series of transactions that results in such Class B Member’s no longer being an Affiliate of, or being managed by an Affiliate of, Investor Fund;

(ii)    any Disposition, in one or a series of related transactions, of more than fifty percent (50%) of the equity interests in such Class B Member to a Person that is not an Affiliate of Investor Fund;
(iii)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of such Class B Member to a Person that is not an Affiliate of Investor Fund; or
(iv)    any foreclosure by any pledgee under a Class B Permitted Loan Financing (or any other financing or agreement of Indebtedness) of any Class B Units.
For the avoidance of doubt, the Disposition of any direct or indirect equity interests of Investor Fund or of all or substantially all of the assets of Investor Fund, in each case, shall not constitute a “Change of Control” of any Class B Member.
Change of Control Cash Shortfall has the meaning assigned that term in Section 7.03(d).
Change of Control Closing has the meaning assigned that term in Section 7.03(b).
Change of Control Closing Date has the meaning assigned that term in Section 7.03(b).
Change of Control Notice has the meaning assigned that term in Section 7.03(b).
Change of Control Purchase Price has the meaning assigned that term in Section 7.03(a).
Claim means any and all judgments, claims, actions, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, arbitrations, inquiries, notices of violation, litigations, citations, summons or subpoenas of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
Class A Member means a Person admitted to the Company as a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, NEP Member is the sole Class A Member.
Class A Percentage Interest means, as of any date, the percentage determined by dividing the number of Class A Units held by a holder of Class A Units by the total number of Class A Units then outstanding.

Class A Permitted Loan Financing means any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class A Units has the meaning assigned that term in Section 4.01.
Class B COC Cash Shortfall has the meaning assigned that term in Section 7.04(e).
Class B COC Closing has the meaning assigned that term in Section 7.04(b).
Class B COC Closing Date has the meaning assigned that term in Section 7.04(b).
Class B COC Notice has the meaning assigned that term in Section 7.04(b).
Class B COC Option has the meaning assigned that term in Section 7.04(a).
Class B COC Purchase Price has the meaning assigned that term in Section 7.04(a).
Class B Contribution Agreement has the meaning assigned that term in the recitals.
Class B Contribution Agreement Date means November 1, 2019.
Class B Member means a Person admitted to the Company as a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, after giving effect to the closing of the transactions contemplated by the Class B Contribution Agreement, the Initial Investor is the sole Class B Member.
Class B Member Approval means (i) for so long as the Initial Investor owns any Class B Units, the prior written approval of the Initial Investor, on behalf of Investor, and (ii) if Investor no longer owns any Class B Units, the prior written approval of the Class B Member Representative, acting on behalf of Class B Members holding a majority of the outstanding Class B Units (excluding Class B Units owned by NEP Member and its Affiliates).
Class B Member Representative means, as of the Effective Date, the Initial Investor, and thereafter, as of any date of determination, the Class B Member Representative shall be such of Investor’s Permitted Assignees designated as successor Class B Member Representative in accordance with Section 13.08; provided, however, that a Person may be permitted to serve as Class B Member Representative only if, and for so long as, such Person owns Class B Units or is the managing member or general partner that Controls a Class B Member.
Class B Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units held by a holder of Class B Units by the total number of Class B Units then outstanding.

Class B Permitted Loan Financing means (a) prior to the seventh (7th) anniversary of the Effective Date, any credit facility, solely (i) to the extent the lenders permitted thereunder prior to an acceleration of any such credit facility are banks, trust companies, or other financial institutions regulated as commercial banks or otherwise are Eligible Assignees (as such term is defined in the Credit Agreement); provided, however, that, in the event of an Event of Default (as that term is defined in the Credit Agreement), the lenders under the Credit Agreement shall be permitted to assign such loans without any restrictions under this Agreement and (ii) entered into in order to finance the acquisition of Class B Units (including for avoidance of doubt the Credit Agreement), or any refinancing thereof; and (b) on or after the seventh (7th) anniversary of the Effective Date, any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, as such debt financing in this clause (b) may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class B Units has the meaning assigned that term in Section 4.01.
Clawback Cap means $16,080,693.
Clawback Value means, with respect to any exercise of the Call Option, NEP Change of Control Option or Class B COC Option in which the Call Option Purchase Price, Change of Control Purchase Price or Class B COC Purchase Price, as applicable, is to be paid wholly or in part in cash, an amount equal to the product (in United States dollars) of (a) two and four-tenths percent (2.4%), multiplied by (b) the Call Option Purchase Price, Change of Control Purchase Price or Class B COC Purchase Price prior to any reduction thereof pursuant to Section 7.02(f), Section 7.03(b) or Section 7.04(b), as applicable, multiplied by (c) the percent of the Call Option Purchase Price to be paid in cash as reflected in the Call Option Notice or as elected by a Class B Member pursuant to Section 7.02(f), the percent of the Change of Control Purchase Price to be paid in cash as reflected in the Change of Control Notice, or the percent of the Class B COC Purchase Price to be paid in cash as reflected in the Class B COC Notice or as elected by a Class B Member pursuant to Section 7.04(b), as applicable.
COC Member has the meaning assigned that term in Section 7.04(a).
Code means the Internal Revenue Code of 1986, as amended.
Commission means the United States Securities and Exchange Commission.
Company has the meaning assigned that term in the preamble.
Company Level Taxes has the meaning assigned that term in Section 8.03(e).
Compressor Project has the meaning assigned that term in the Class B Contribution Agreement.

Compressor Project EC Consent means that certain Written Consent of the Executive Committee, dated as of June 20, 2019, approving the funding of the Compressor Project.
Confidential Information means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including this Agreement, financial statements, tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:
(a)    is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;
(b)    is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;
(c)    as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; or
(d)    has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.
Consideration has the meaning assigned that term in the Class B Contribution Agreement.
Contributed Assets means those assets identified in Schedule 2 hereto.
Control, Controls, or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following:
(a)    (i) in the case of a corporation, fifty percent (50%) or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, fifty percent (50%) or more of the beneficial interest therein; (iv) in the case of a limited partnership (A) the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions), (B) where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding voting securities of such corporate general partner, (C) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and (D) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more Subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or
(b)    in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.
Covered Audit Adjustment has the meaning assigned that term in Section 8.03(d).
Covered Person has the meaning assigned that term in Section 6.08(a).
Credit Agreement has the meaning assigned that term in the Class B Contribution Agreement.
Credit Agreement Payment in Full means, with respect to the Credit Agreement, Payment in Full, as defined in the Credit Agreement in effect on the date hereof in respect of such Class B Permitted Loan Financing.
Delaware Certificate has the meaning assigned that term in the recitals.
Delaware Courts has the meaning assigned that term in Section 11.03.
Dispose, Disposing, or Disposition means, with respect to any asset (including a Membership Interest or any portion thereof or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), a sale, assignment, lease, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) a merger, division, or consolidation of such entity (other than a merger in which such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance itself.
Disposing Member means any Member that proposes to consummate a Disposition, including any proposed Disposition subject to Section 7.01(c), of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).

Disposition Notice has the meaning assigned that term in Section 7.01(a).
Dispute has the meaning assigned that term in Section 11.01.
Disputing Member has the meaning assigned that term in Section 11.01.
Dissolution Event has the meaning assigned that term in Section 12.01.
Distribution Adjustment Date means any Distribution Date that occurs (a) during the Secondary Distribution Period on which the Minimum Buyout Threshold is not satisfied, or (b) on or after the fourth anniversary of the Effective Date (it being understood that, with respect to each Distribution Date, in order to determine whether any Distribution Date is a Distribution Adjustment Date, the aggregate number of Class B Units purchased on or prior to such Distribution Adjustment Date pursuant to one or more exercises of the Call Option, NEP Change of Control Option, and Class B COC Option shall be measured separately for such Distribution Date).
Distribution Adjustment Period means, with respect to any Fiscal Year that includes a Distribution Adjustment Date, any period during such Fiscal Year other than an 87.5% Period.
Distribution Date has the meaning assigned that term in Section 5.01.
Dos Caminos means Dos Caminos, LLC, a Delaware limited liability company.
Dos Caminos Contributions means the amount of money and fair market value of any property (net of any liabilities secured by such property that Dos Caminos is considered to assume or take subject to) contributed by an Affiliate of NEP to Dos Caminos after the Effective Date; provided, however, that without the written consent of the Class B Member Representative, in no event shall the aggregate amount of Dos Caminos Contributions for purposes of this Agreement exceed $25,000,000.
Economic Risk of Loss has the meaning assigned that term in Treasury Regulation Section 1.752-2(a).
Effective Date has the meaning assigned that term in the preamble.
Effective Date Capital Contribution has the meaning assigned that term in Section 4.03(b).
Election Out has the meaning assigned that term in Section 8.03(c).
Emergency means (a) a sudden, unexpected event that requires prompt action by the Company to avoid, prevent, or mitigate (i) imminent harm to Persons or property, including injury, illness, or death of any individual or damage to the properties or assets of the Company or its Subsidiaries, any other Person, natural resources (including wildlife), or the environment; (ii) any damage or disrepair to any property or assets of the Company or its Subsidiaries (including repairs or replacements thereof); or (iii) any material violation of applicable Law; or (b) an action required to prevent an imminent material default by the Company or any of its Subsidiaries, or to cure a material default, on any material contract to which the Company or any of its Subsidiaries is a party (other than a default under an Affiliate Transaction, but only to the extent relating to obligations other than the payment of money).
Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.
Excess Insurance Proceeds means the excess of any proceeds from insurance received by the Company or any of its Subsidiaries over the costs and expenses incurred by the Company and its Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Excluded Monument Assets means the following assets owned by Monument Pipeline, LP: (i) the 12-inch Houston Ship Channel lateral pipeline, (ii) the 8-inch Houston Ship Channel lateral pipeline, (iii) the 14-inch Houston Ship Channel lateral pipeline, (iv) the 4-inch Crown Central lateral pipeline, and (v) the 8-inch Hastings lateral pipeline.
Excluded Party means (a) the Persons listed on Schedule 1 hereto, and (b) any Person (i) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list (“SDN List”) published by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any replacement website or other replacement official publication of such list, or is otherwise the subject of any Sanctions, or (ii) in which any Person on the SDN List has fifty percent (50%) or greater ownership interest or that is otherwise Controlled by an SDN.
FERC means the Federal Energy Regulatory Commission or any successor Governmental Authority.
Fiscal Year means any twelve (12) month period commencing on January 1 and ending on December 31.
Flip Date means December 4, 2025.
Flip Date Fiscal Year means the Fiscal Year in which the Flip Date occurs.
Fully Diluted Basis means, as of any date, the aggregate number of NEP Common Units that would be outstanding, as of such date, if all outstanding Non-Voting Common Units, Series A Preferred Units (as such terms are defined in the NEP Limited Partnership Agreement), options, warrants, and convertible securities were exercised for or converted into NEP Common Units, regardless of whether such Non-Voting Common Units, Series A Preferred Units, options, warrants, and convertible securities are then convertible or exercisable by their terms or otherwise.
Fund means a private equity, infrastructure, or other investment fund entity.

GAAP means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
General Partner means NextEra Energy Partners GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to NEP as the general partner thereof, in their capacity as general partner of NEP.
Governmental Authority (or Governmental) means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.
Governmental Authorization means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC, and the expiration of any waiting period required under the HSR Act.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
including means including, without limitation.
Indebtedness means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person or its Subsidiaries and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition that is (i) guaranteed by such Person or its Subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by, such Person or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed such Person or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or its Subsidiaries securing such Indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), (d) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.

Initial Investor has the meaning assigned that term in the preamble.
Initial LLC Agreement has the meaning assigned that term in the recitals.
Internal Rate of Return means the annual effective pre-tax discounted rate per Class B Unit computed by taking into account (a) all Cash Flows in respect of such Class B Unit and (b) for purposes of Section 7.02, Section 7.03, and Section 7.04, the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, to be received in respect of such Class B Unit, and, in each case, calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).
Investor means, as of the Effective Date, the Initial Investor, for so long is owns Class B Units, and, after the Effective Date, shall collectively include, as of any date, any of the Initial Investor’s Affiliates that hold Class B Units as of such date.
Investor Fund means EIG Energy Fund XVII, L.P.
IRR Report means the financial model for the transaction attached as Exhibit B to this Agreement as agreed and accepted by the Members and updated in accordance with Section 9.02 to reflect actual results of the Company.
Issuance Price has the meaning assigned that term in Section 7.02(f).
Law means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
LIBOR has the meaning assigned that term in the Credit Agreement.
Liquidity Event has the meaning assigned to the term in Section 7.08(a).
Major Decisions has the meaning assigned that term in Section 6.03.
Managing Member means NEP Member or any other Person hereafter appointed as a successor Managing Member of the Company as provided in Section 6.01, each in its capacity as such.
Material Contracts means any legally binding contract, agreement or arrangement to which the Company or any of its Subsidiaries (excluding any Separate Subsidiary) is bound (i) for the provision of services relating to gathering, compression, collection, processing, treating or transportation or similar services of natural gas or other hydrocarbons; (ii) that constitutes a pipeline interconnect or facility operating agreement; provided, however, that any such contract, agreement or arrangement described in the foregoing clause (i) or (ii), shall only be deemed a Material Contract to the extent the consideration or revenues reasonably anticipated to be received by the Company and its Subsidiaries (excluding any Separate Subsidiary) in respect of such contract or agreement are in excess of $10,000,000 during any 12-month period during the term of such contract, agreement or arrangement or in excess of $25,000,000 in the aggregate over the term of such contract, agreement or arrangement; (iii) that is ancillary to or entered into in connection with any Material Contract described in the foregoing clauses (i) and (ii); (iv) that are partnership, joint venture or limited liability company agreements; (v) with respect to the purchase, issuance, transfer or Encumbrance of the ownership interests in any Subsidiary of the Company; or (vi) for which it is reasonably anticipated will require expenditures by the Company and its Subsidiaries collectively in excess of $10,000,000 in the aggregate over the term of such contract, agreement or arrangement (including any such contract, agreement or arrangement relating to the construction of a gathering, treating, compression, processing or pipeline system); provided, however, that, if a Sanchez Default has occurred and is continuing, the Sanchez Transportation Agreements shall not be Material Contracts for purposes of this Agreement.
Maximum Amount means, as of any date of determination, the principal amount of the loans borrowed under the Credit Agreement on the Effective Date, plus additional amounts owed thereunder as of such date pursuant to the terms of the Credit Agreement as in effect on the date hereof, minus any repayments of principal of under the Credit Agreement through such date; provided, however, that the Maximum Amount on any date of determination shall not exceed $538,100,000.
Member means any Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a New Member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
Member Nonrecourse Deductions has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).
Membership Interest means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s share, as a holder of Class A Units or Class B Units, of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.
Minimum Buyout Threshold has the meaning assigned to that term in Section 5.01(b).
Minimum Gain has the meaning assigned that term in Treasury Regulation Section 1.704 2(d).
National Securities Exchange means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

NEP has the meaning assigned that term in the preamble.
NEP Affiliate Note has the meaning assigned to that term in the Class B Contribution Agreement.
NEP Change of Control Option has the meaning assigned that term in Section 7.03(a).
NEP Class B Parties means, as of any date, such of the NEP Member and its Affiliates and Permitted Assignees as hold Class B Units on such date (and each, individually, a “NEP Class B Party”).
NEP Common Unit means an interest of a limited partner in NEP having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the NEP Limited Partnership Agreement.
NEP General Partner Interest means the general partner interest of NEP held by the General Partner.
NEP Limited Partnership Agreement means that certain Fourth Amended and Restated Agreement of Limited Partnership of NEP, dated as of June 10, 2019, by and among NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
NEP Member has the meaning assigned that term in the preamble.
NEP US Holdings means NextEra Energy US Partners Holdings, LLC, a Delaware limited liability company.
Net Profits and Net Loss means, for each Fiscal Year or other period, including any Distribution Adjustment Period and any Post-Flip Date Distribution Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

(c)    income, gain, or loss resulting from any disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(d)    in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;
(e)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
(f)    notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”
New Member means a Person, other than Investor or NEP Member, admitted after the Effective Date pursuant to the terms and conditions herein.
NMP LP means NET Mexico Pipeline, LP, a Texas limited partnership.
NMP LP Loan has the meaning assigned that term in the Class B Contribution Agreement.
NMPP means NET Mexico Pipeline Partners, LLC, a Delaware limited liability company.
Nonrecourse Deductions has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
Offer Notice has the meaning assigned that term in Section 7.01(c)(ii).
OpCo General Partner means NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Operating Partnership as the general partner thereof, in their capacity as general partner of the Operating Partnership.
OpCo General Partner Interest means the general partner interest of the Operating Partnership held by the OpCo General Partner.

Operating Partnership means NextEra Energy Operating Partners, LP, a Delaware limited partnership.
Option A has the meaning assigned that term in Section 8.03(e).
Option B has the meaning assigned that term in Section 8.03(e).
Other Class B Party means, as of any date, any holder of Class B Units on such date other than the NEP Class B Parties.
Other Class B Party Percentage means, as of any date, the percentage determined by dividing the number of Class B Units held by any individual Other Class B Party on such date by the total number of Class B Units held by all NEP Class B Parties and all Other Class B Parties as of such date.
Parent means, with respect to any Member, a Person that Controls such Member.
Partnership Representative has the meaning assigned that term in Section 8.03(a).
Permitted Assignee means any assignee of all or any portion of a Member’s Class A Units or Class B Units, the Disposition of which was made in accordance with Section 7.01.
Permitted Material Contract means any new contract, agreement or arrangement entered into by the Company or its Subsidiaries for the provision of natural gas transportation or similar revenue-generating services provided by the applicable Subsidiary of the Company; provided, that (a) such contract, agreement or arrangement does not amend, replace, supersede, alter or otherwise modify any then-existing Material Contract of the Company or its Subsidiaries unless such amendment, replacement, superseding, alteration or modification (i) occurs in connection with any expansion project pursued by a Separate Subsidiary in accordance with Section 4.06, (ii) does not, on a pro forma basis for any calendar quarter during the remaining term of such Material Contract, reduce revenue receipts by the Company or its Subsidiaries under such Material Contract and (iii) would not adversely alter the rights of the Company or its Subsidiaries under such Material Contract, (b) the entry into or performance by the Company or its applicable Subsidiary under such contract, agreement or arrangement is not reasonably expected to interfere with or adversely affect the performance by the Company or its Subsidiaries under any then-existing material contract and (c) such contract, agreement or arrangement does not, on a pro forma basis for any calendar quarter during the remaining life of the existing assets of the Company, reduce revenue receipts by the Company or its Subsidiaries or the amount of Available Cash projected to be available for distribution to the Members during any such quarter with respect to the then-existing projects of the Company and its Subsidiaries as compared to the amount of revenue receipts and Available Cash projected to be available for distribution to the Members during the applicable quarter if such contract, agreement or arrangement had not been entered into; provided further, however, that if following a Sanchez Default the Sanchez Transportation Agreements have been terminated by EFM in accordance with their terms, then notwithstanding the foregoing clause (a), any Sanchez Replacement Agreement shall be deemed to be a “Permitted Material Contract”.

Person has the meaning assigned that term in Section 18‑101(12) of the Act and also includes a Governmental Authority and any other entity (including any foreign trust or foreign business organization), and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so provides.
Post-Flip Aggregate Other Class B Parties Percentage means, with respect to any period, the percentage of Available Cash distributable, in the aggregate, to all of the Other Class B Parties pursuant to Section 7.08(d).
Post-Flip Date Distribution Period means, with respect to (i) any portion of the Flip Date Fiscal Year commencing on the Flip Date and (ii) any Fiscal Year following the Flip Date Fiscal Year, in each case, in which the Post-Flip Aggregate Other Class B Parties Percentage changes during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)), any period during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)) throughout which the Post-Flip Aggregate Other Class B Parties Percentage does not change.
Qualifying Financing means a financing on commercially reasonable terms (including with respect to the aggregate amount of fees and costs of such financing and any breakage costs or termination fees); provided that it is agreed that, with respect to Investor or its Affiliates, any such financing shall be deemed to be on commercially reasonable terms if (i) the interest rate for such financing does not exceed LIBOR plus three percent (3%), (ii) such financing has a loan-to-value ratio of at least forty percent (40%) (based on the value of the NEP Common Units to be delivered to Investor or its Affiliates in connection with the exercise of any such Call Option, NEP Change of Control Option or Class B COC Option); (iii) the terms of such financing are otherwise substantially similar in all material respects to similar financing arrangements entered into by third-party investors during the eighteen (18)-month period immediately prior to the Effective Date in connection with the purchase by NEP (in exchange for equity securities in NEP) of such third party investor’s membership interest in a joint venture between NEP or its affiliates, on the one hand, and such third-party investor, on the other hand, that is similar in nature to the transactions contemplated by this Agreement with respect to the Call Option, NEP Change of Control Option and Class B COC Option executed that are similar to the transaction contemplated by this Agreement and (iv) the sources of such financing are nationally reputable financial institutions in the business of providing financing of the nature described in the foregoing clause (iii); provided, further, that in no event shall such Qualifying Financing be secured by Encumbrances on any Class B Units.
Quarter means, unless the context requires otherwise, a fiscal quarter of the Company.
Registration Rights Agreement means that certain Registration Rights Agreement, dated as of the date of this Agreement, by and among the NEP, Initial Investor, and the other Class B Members party thereto.
Regulatory Allocations has the meaning assigned that term in Section 5.04(b)(vii).
Reimbursable Fee has the meaning assigned that term in the Class B Contribution Agreement.

Reimbursement Amount has the meaning assigned to that term in Section 8.04.
Remaining Clawback Value means, with respect to any exercise of the Call Option, NEP Change of Control Option or Class B COC Option in which the Call Option Purchase Price, Change of Control Purchase Price or Class B COC Purchase Price, as applicable, is to be paid wholly or in part in cash, an amount equal to (a) the Clawback Value minus (b) the product of (i) the Issuance Price used in the calculation of the Call Option Purchase Price, Change of Control Purchase Price or Class B COC Purchase Price, as applicable, multiplied by (ii) the number of NEP Common Units to be delivered in connection with the closing of such Call Option, NEP Change of Control Option or Class B COC Option, as applicable, as elected by the NEP Member or Class B Members, as applicable, prior to reduction pursuant to Section 7.02(f)(i), Section 7.03(b)(i) or Section 7.04(b)(i), as applicable; provided, however, in no event shall the Remaining Clawback Value be less than zero (0).
Reporting Member has the meaning assigned to that term in Section 8.04.
Required Governmental Authorizations means those Governmental Authorizations required under Law to be obtained in connection with the exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, each in accordance with the terms hereof.
Sale Proceeds means the net proceeds received by the Company, after payment of all of the related costs and expenses of the Company and its Subsidiaries, as the result of (a) a sale of the Company pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (i) all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) or (ii) all of the outstanding equity securities of the Company, whether by merger, consolidation, recapitalization, reorganization, purchase of securities, or otherwise, or (b) a Disposition of any material assets of the Company or its Subsidiaries, excluding in each case, any Liquidity Event.
Sanchez Default means SN EF Maverick LLC, a Delaware limited liability company (“Sanchez”), or its successor in interest, has failed or refused to pay any monetary obligations pursuant to either (i) that certain Firm Intrastate Gas Transportation Agreement, dated January 17, 2012, by and between Sanchez (as successor in interest to Anadarko Energy Services Company) and Eagle Ford Midstream, LP, a Texas limited partnership (“EFM”), as the same may be amended, modified, supplemented or restated from time to time, or (ii) that certain Firm NGPA Section 311 Gas Transportation Agreement, dated January 17, 2012, by and between Sanchez (as successor in interest to Anadarko Energy Services Company) and EFM, as the same may be amended, modified, supplemented or restated from time to time (collectively, the “Sanchez Transportation Agreements”), and in either case, such failure or refusal to pay any such monetary obligations under the foregoing has occurred and is continuing for a period of at least ten (10) Business Days without cure by Anadarko Energy Services Company or its guarantor. For purposes of this definition, (a) if a Sanchez Default has occurred and such payment default is subsequently cured by Sanchez, Anadarko Energy Services Company or its guarantor (meaning for such purposes all amounts then-owed to EFM under the Sanchez Transportation Agreements have been paid in full in cash and the Sanchez Transportation Agreements remain in full force and effect under terms no less advantageous to EFM as of the date hereof), then a Sanchez Default shall no longer be deemed to be continuing unless and until the circumstances in the foregoing sentence again occur, (b) a termination of the Sanchez Transportation Agreements following a Sanchez Default or the settlement of, or final judgment by a court of competent jurisdiction with respect to, any Claim by the Company or EFM seeking recovery with respect to a Sanchez Default shall not be deemed to have cured such Sanchez Default and (c) the entry into a Sanchez Replacement Agreement by EFM shall be deemed to have cured a Sanchez Default.
Sanchez Default Period means any period from the Effective Date up to the 44th-month anniversary of the Effective Date during which a Sanchez Default has occurred and remains uncured by Sanchez, Anadarko Energy Services Company or its guarantor or as otherwise provided in the definition of “Sanchez Default”.
Sanchez Recovery Proceeds means (i) all cash and Cash Equivalents received by the Company, EFM or any of their Affiliates as a result of the settlement of, or final judgment by a court of competent jurisdiction with respect to, any Claim by the Company or EFM seeking recovery with respect to a Sanchez Default, and (ii) any amounts received by EFM during the Sanchez Default Period pursuant to any new contract, agreement or arrangement for transportation services by EFM replacing the Sanchez Transportation Agreements that does not otherwise meet the definition of Sanchez Replacement Agreement.
Sanchez Replacement Agreement means any new contract, agreement or arrangement for transportation services by EFM replacing the Sanchez Transportation Agreements; provided that such contract, agreement or arrangement (i) is with a creditworthy counterparty (or EFM receives a guaranty from a creditworthy entity of such counterparty’s payment obligations under the agreement), in either case, as is reasonably acceptable to the Class B Member Representative, (ii) is on terms that are, in the aggregate, and individually with respect to rate, capacity, term, and credit assurance substantially similar or more beneficial to EFM than the Sanchez Transportation Agreements and (iii) otherwise satisfies the requirements of clauses (b) and (c) of the definition of Permitted Material Contract.
Sanchez Transportation Agreements has the meaning set forth in the definition of “Sanchez Default”.
Sanctions means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the Treasury of the United Kingdom, or other relevant sanctions authority.
SDN has the meaning assigned that term in the definition of the term “Excluded Party.”
SDN List has the meaning assigned that term in the definition of the term “Excluded Party.”

Secondary Distribution Period means the period occurring on or after June 4, 2023, but prior to December 4, 2023.
Securities Act means the Securities Act of 1933, as amended.
Separate Subsidiary has the meaning assigned that term in Section 4.06.
Subsidiary means, as to any Person, any other Person of which or in which such Person, directly or indirectly through its ownership of any other Person, has Control; provided, however, that in no event shall Dos Caminos be deemed a Subsidiary of the Company.
Tag-Along Notice has the meaning assigned that term in Section 7.01(d).
Tag-Along Sale has the meaning assigned that term in Section 7.01(d).
Term has the meaning assigned that term in Section 2.06.
Texas Combined Return Year has the meaning assigned that term in Section 8.04.
Trading Day means a day on which the principal National Securities Exchange on which the NEP Common Units are listed or admitted to trading is open for the transaction of business or, if such NEP Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York, New York generally are open.
Transfer Agent means such bank, trust company, or other Person as may be appointed pursuant to the NEP Limited Partnership Agreement to act as registrar and transfer agent for any class of partnership interests of NEP.
Treasury Regulations means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
Triggering Event means the occurrence of any of the following: (i) on or after the seventh (7th) anniversary of the Effective Date, NEP Member (or its permitted assignees) shall not have purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, at least sixty-five percent (65%) of the aggregate number of Class B Units outstanding on the Effective Date; (ii) NEP Member (or its permitted assignee) fails to satisfy NEP Member’s obligations pursuant to Section 7.03 upon a Class B Member’s exercise of the NEP Change of Control Option; (iii) Managing Member or the Company materially breaches its obligations under Section 6.03 of this Agreement and fails to cure such breach within thirty (30) days following receipt from the Class B Member Representative of written notice of such breach; provided, further, that, if such breach was unintentional and was the result of an action taken in good faith by the Managing Member or the Company, as applicable, and such breach has not been cured (if capable of being cured) in such 30-day period despite the Managing Member or the Company, as applicable, exercising good faith efforts to do so, then such breach shall be deemed to be cured if the Managing Member and the Class B Member Representative jointly determine in good faith that (1) the Company and its Subsidiaries and the Class B Members are in no worse off position economically as a result of such breach or (2) the Managing Member or the Company, as applicable, is taking action that results in the Company and its Subsidiaries and the Class B Members no longer being in a worse off position economically as a result of such breach or failure, in either case, as agreed by the Managing Member and the Class B Member Representative in good faith; (iv) a payment default under the NEP Affiliate Note; (v) (A) NMPP requires additional capital contributions to complete or continue the construction and development of the Compressor Project and has not yet received an aggregate $128 million in Compressor Capital Contributions (as defined in the Compressor Project EC Consent) inclusive of the amount contributed to NMPP to fund the acquisition pursuant to the Compressor Project APA (as defined in the Class B Contribution Agreement) and (B) the NEP Member fails to make Capital Contributions to the Company in an amount sufficient to fund NMP LP’s portion of the remaining Compressor Capital Contributions as necessary to complete the construction and development of the Compressor Project (up to NMP LP’s 90% share of the Compressor Capital Contributions); and (vi) NEP DC Holdings, LLC (or its successor) or any Affiliate of NEP on behalf of NEP DC Holdings, LLC fails to make a payment required under Section 1 of the Bridge Agreement and fails to cure such breach within five (5) Business Days following receipt from the Company (or receipt by the Company from the Class B Member Representative) of written notice of such breach.
Unreturned Contribution means, as of any date, with respect to any Member, (a) the aggregate amount of all Capital Contributions made in respect of each Class A Unit and Class B Unit held by such Member on or prior to such date (including by such Member’s predecessor in interest with respect to such Class A Unit or Class B Unit), plus (b) in the case of NEP Member, the amount of any Dos Caminos Contributions, less (c) the aggregate amount of all distributions made by the Company in respect of each Class A Unit and Class B Unit held by such Member on or prior to such date (including to such Member’s predecessor in interest with respect to such Class A Unit or Class B Unit).
Unreturned Contribution Percentage means, as of any date, with respect to any Member, a fraction, the numerator of which is the Unreturned Contribution of such Member as of such date and the denominator of which is the aggregate Unreturned Contributions of all Members as of such date.
VWAP per NEP Common Unit on any Trading Day means the per NEP Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one NEP Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the NEP Common Units are listed); provided, however, that if the VWAP cannot be calculated for the NEP Common Units on a particular date on any of the foregoing bases, then with the prior written consent of the Class B Member Representative, the VWAP of the NEP Common Units on

such date shall be the fair market value as determined in good faith by the board of directors of NEP in a commercially reasonable manner.
Withdraw, Withdrawing, or Withdrawal means the withdrawal, resignation, or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.
Withdrawn Member means a Member that is deemed to have Withdrawn pursuant to Section 10.03.
1.02    Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.
ARTICLE 2
ORGANIZATION
2.01    Formation. The Company has been formed as a Delaware limited liability company by the filing of the Delaware Certificate as of October 7, 2019, and by NEP Member’s entrance into the Initial LLC Agreement.
2.02    Name. The name of the Company is South Texas Midstream, LLC, and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select.
2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or at such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.
2.04    Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, manage, and operate, directly or indirectly through Subsidiaries, the Contributed Assets and any other assets acquired by the Company after the Effective Date in accordance with the terms of this Agreement, together with the liabilities related thereto, and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related or incidental to, or necessary or appropriate for the accomplishment of the foregoing purposes.
2.05    No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided herein with respect to U.S. federal (and applicable state and local) income tax treatment, the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
2.06    Term. The period of existence of the Company (the “Term”) commenced on October 7, 2019, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.
2.07    Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.
2.08    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.
ARTICLE 3
MEMBERS
3.01    Schedule of Members. The name and address of each Member, the amount of each Member’s Capital Contributions, and the number and class of Membership Interest held by each Member are set forth on the schedule of Members attached hereto as Exhibit A. As of the Effective

Date, Initial Investor and NEP Member are the Members of the Company, and their respective Effective Date Capital Contributions and class of Membership Interest are set forth on Exhibit A hereto. The Managing Member shall cause the schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any new Member, the withdrawal or substitution of any Member, the Disposition of Membership Interests, additional Capital Contributions made by any Member, or the receipt by the Company of notice of any change of address of a Member, each in accordance with, and after compliance with, the terms of this Agreement. No amendment or revision to the schedule of Members shall be deemed an amendment to this Agreement or require the consent of any Member. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.
3.02    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times:
(a)    such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;
(b)    such Member has duly executed and delivered this Agreement, the Registration Rights Agreement, and the other documents that this Agreement contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
(c)    such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an Encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the organizational and governing documents of such Member, (B) any material contract or material agreement to which such Member is a party or by which it or its assets are bound, or (C) any Law, order, judgment, decree, writ, injunction, or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
3.03    Voting Rights of Members. Other than with respect to the Managing Member, in its capacity as such, and except as provided in Section 3.06, Section 3.08(b)(vii), Section 4.04(b), Section 4.05(d), Section 6.01, Section 6.03, Section 6.04, Section 7.01(a), Section 7.08, Section

8.03, Section 10.01, Section 12.01(a), and Section 13.04, no vote, consent, or approval by the Members will be required for any matter or matters relating to the Company and its business or affairs or otherwise arising under this Agreement. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of a majority of the outstanding Class A Units, and, if at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require Class B Member Approval. NEP Member and its Affiliates shall have no right to vote any Class B Units held by them on any matter.
3.04    No Management Rights. Except as otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.
3.05    Limitation on Liability of Members.
(a)    To the fullest extent permitted under the Act and any other Law, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors, or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. In no event will any Member, including any Class A Member in its capacity as the Managing Member or any of its, the Company’s, or any of their respective Subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, agents, or employees be liable under this Agreement to the Company or any other Member for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable, except if in any such case such damages relate to, arise out of or in any way relate to any breach of this Agreement and are in the form of diminution in value (it being understood that any change in the market price of the NEP Common Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any third-party Claims.
(b)    Except as otherwise expressly provided herein, no Member will be required to make any additional contributions beyond its Effective Date Capital Contributions that have been made as of the Effective Date. To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.

3.06    Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.
3.07    Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company and its Subsidiaries, subject to Section 18-305(c) of the Act; provided, however, that this Section 3.07 shall not obligate the Company or the Managing Member to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except as otherwise provided in Article 9. Each Member shall also have the right, upon reasonable advance notice, and at all reasonable times during usual business hours, and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, to (a), inspect the properties of the Company and its Subsidiaries and the books of account and other records and reports of the Company and its Subsidiaries and (b) make reasonable inquiries to the management team and officers of the Company or any of its Subsidiaries. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney, or other consultant so designated. The Member making the request shall bear the reasonable and documented out-of-pocket costs and expenses incurred in any inspection made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys, and consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.
3.08    Confidential Information.
(a)    Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only in connection with Company matters (including the Company’s conduct of its business in accordance with Section 2.04) or the internal affairs of such Member.
(b)    Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, a Member may make the following disclosures and uses of Confidential Information:
(i)    disclosures to another Member in connection with the conduct of the business and affairs of the Company and its Subsidiaries;
(ii)    disclosures and uses that are approved by the Managing Member;
(iii)    disclosures to Governmental Authorities (x) as required by applicable Law or (y) as may be required from time to time to obtain the Required Governmental Authorizations;

(iv)    disclosures in connection with any financing for the Company or any of its Subsidiaries, as approved pursuant to Section 6.03;
(v)    disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, employees, agents, and advisors of such Affiliate, if such Affiliate is subject to a confidentiality obligation with the disclosing Member obligating such Affiliate to keep such Confidential Information confidential or if such Affiliate has agreed in writing to abide by the terms of this Section 3.08;
(vi)    disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or any of its Subsidiaries to provide services to or for the Company or any of its Subsidiaries or by the Class B Member Representative or its representatives in connection with the Class B Member Representative’s rights under Section 7.08, and is subject to a customary confidentiality obligation with the Company obligating such Person to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08;
(vii)    disclosures to (A) a bona-fide potential direct or indirect purchaser of such Member’s Membership Interest or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.08, (B) any financing source or potential financing source to such Member or the Affiliates of such Member, or (C) any advisors, consultants, accountants, attorneys, financing sources or potential financing sources, or other representatives of any bona-fide potential direct or indirect purchaser of such Member’s Membership Interest or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.08 or any representatives of the foregoing, in each case, if such potential purchaser, financing source or potential financing source, or representative has agreed in a writing addressed to the Company (and which shall be enforceable by the Company against such Person) obligating such potential purchaser, financing source, potential financing source, or representative to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08; provided that no Class B Member shall make any disclosure of any transportation services agreement to such potential purchaser (or its financing sources or potential financing sources) unless and until such potential purchaser has been advanced (in the sole discretion of the Class B Member) beyond the initial stage of any sales process in connection with the potential Disposition of such Class B Member’s Membership Interest or any Liquidity Event; provided, further, that no Class B Member shall make any such disclosure to an Excluded Party without the prior written consent of NEP Member;
(viii)    disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;

(ix)    disclosures to any Fund that owns, directly or indirectly, or otherwise Controls the disclosing Member, or to any Affiliated Fund, or to any existing investor in such Fund or Affiliated Fund, solely if and to the extent such disclosure is made for the purpose of reasonable financial reporting to such Fund or Affiliated Fund or such existing; provided that (A) such Fund or Affiliated Fund, as applicable, is subject to a confidentiality obligation with the Company obligating such Fund or Affiliated Fund to keep such Confidential Information confidential on terms no less favorable to the Company than those terms set forth in this Section 3.08 and (B) such existing investor in such Fund or Affiliated Fund is subject to a customary confidentiality obligation with the disclosing Member (or such Fund or Affiliated Fund) obligating such existing investor to keep such Confidential Information confidential; provided, further, that disclosures to existing investors in any such Fund or Affiliated Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its Subsidiaries; and
(x)    disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:
(A)    provide the Company and the Managing Member with prompt written notice (email being sufficient) of such requirements so that the Company or one or more of the Members may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(x);
(B)    consult with the Company and the Managing Member on the advisability of taking steps to resist or narrow such disclosure; and
(C)    cooperate with the Company, the Managing Member, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(c)    Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.

(d)    Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at such Person’s option, destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained or until the second (2nd) anniversary of the end of the Term, whichever is earlier. The Members understand and agree that a Withdrawn Member’s computer systems may automatically back up Confidential Information, and to the extent that such computer back-up procedures create copies of the Confidential Information, the Withdrawn Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records; provided that such copies are kept confidential for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.
(e)    The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.03 and Section 11.04.
(f)    The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.
ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS
4.01    Classes of Membership Interests. As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of 1,000,000 Class A Units (the “Class A Units”) and 1,000 Class B Units (the “Class B Units”). As of the Effective Date, after giving effect to the transactions set forth in Section 4.03 and in the Class B Contribution Agreement, the Class A Units and the Class B Units shall be held by the Class A Member and the Class B Member, respectively, in the respective amounts set forth on Exhibit A. On and after the Effective Date, the Membership Interests represented by Class A Units and Class B Units will have the respective allocations, distributions, rights, powers, and preferences set forth in this Agreement.
4.02    Additional Membership Interests(a)    . Subject to Section 6.03, additional Membership Interests of any class or series may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as New Members, on such terms and conditions as the Managing Member may determine at the time of admission; provided that, for the avoidance of doubt, any foreclosure under a Class A Permitted Loan Financing or under a Class B Permitted Loan Financing on pledged Class A Units or pledged Class B Units, as applicable, shall be permitted hereunder and the Managing Member shall, subject to Section 7.01(b), take all actions reasonably required to facilitate the admission of such New Members hereunder. The terms of admission or issuance must specify the amount of the initial Capital Contribution made to the Company and may provide for the creation of different classes or groups of Members having different rights, powers, and duties, subject to Section 6.03. Any such admission is effective only after the New Member has executed and delivered to the Managing Member an instrument containing the notice address of the New Member, the New Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 4.02 shall not be construed to replace the restrictions set forth in Section 7.01.
4.03    Capital Contributions.
(a)    On or prior to the Effective Date, NEP Member shall have contributed, or caused the contribution on its behalf of, all of the Contributed Assets to the Company. As of the Effective Date, the Limited Liability Company Interests (as that term is defined in the Initial LLC Agreement) of the Company, all of which are held by NEP Member, are hereby cancelled and exchanged for such number of Class A Units as is set forth opposite the name of NEP Member on Exhibit A hereto, and NEP Member is hereby designated the initial Class A Member.
(b)    As of the Effective Date, pursuant to the Class B Contribution Agreement, the Initial Investor shall have contributed an amount equal to the Consideration. Upon payment of the Consideration to the Company and consummation of the closing under the Class B Contribution Agreement, effective as of the Effective Date, (i) Initial Investor shall be admitted to the Company as a Class B Member, (ii) Initial Investor shall accept and hold the number of Class B Units set forth opposite the name of Initial Investor on Exhibit A hereto and become the sole Class B Member, (iii) NEP Member shall hold the number of Class A Units set forth opposite the name set forth opposite the name of NEP Member on Exhibit A hereto, (iv) the Capital Account of NEP Member shall be equal to $1,622,869,368, and (v) the Capital Account of Initial Investor shall be equal to the Consideration. The schedule of Members attached hereto as Exhibit A shall reflect the Capital Contributions of NEP Member and Initial Investor as of the Effective Date in the amounts set forth opposite their respective names on Exhibit A hereto (with respect to each Member, its “Effective Date Capital Contribution”), as may be amended hereafter in accordance with the terms of this Agreement.
(c)    As contemplated pursuant to Section 2.01(c) of the Class B Contribution Agreement, the Company shall, or shall cause its applicable Subsidiary to, use a sufficient portion of the Consideration to (i) pay off certain indebtedness of LaSalle Pipeline, LP, (ii) make a contribution to NMP LP to enable NMP LP (A) to make the NMP LP Loan to NMPP to pay off certain indebtedness, (B) to make a capital contribution to NMPP for use by NMPP to pay off the swap breakage incurred in connection with the payoff of such indebtedness, as applicable, and (C) to pay the consideration due pursuant to the Compressor Project APA (as defined in the Class B

Contribution Agreement) and (iii) make a loan to NEP US Holdings in connection with the delivery by NEP US Holdings of the NEP Affiliate Note. The Members hereby ratify, confirm and approve all such transactions on behalf of the Company and its Subsidiaries.
4.04    Capital Calls; Optional Capital Contributions.
(a)    The Managing Member may from time to time make one or more capital calls by written notice (each such written request, a “Capital Call”), which Capital Call shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, including whether the Capital Contribution is to remedy an Emergency, (ii) the total amount of Capital Contributions requested from all Members, (iii) the amount of Capital Contribution requested from the Member to whom the request is addressed, which, except as set forth in Section 4.04(b), shall equal an amount equal to the total amount of the Capital Call multiplied by such Member’s Unreturned Contribution Percentage as of the date of such Capital Call, and (iv) the date on which payments of the Capital Contributions are due (which date shall not be less than twelve (12) Business Days following the date on which the Capital Call is given) and the method of payment (provided that such date and method shall be the same for each of the Members), and, subject to Section 4.04(c), the Members will have the option (but not the obligation) to make such additional Capital Contributions to the Company in accordance with the terms specified in such Capital Call. Notwithstanding the foregoing, but subject to Section 12.02(a)(iv), no Member shall be required to make any additional Capital Contribution (other than such Member’s Effective Date Capital Contribution) to the Company pursuant to this Agreement, even if such Capital Call is requested to fund an Emergency.
(b)    In connection with any capital call issued by NMPP to its members to fund the Compressor Project, to the extent the NEP Affiliate Note has been repaid in full by NEP US Holdings and any reserves (including, without limitation, the interest payments made by NEP US Holdings under the NEP Affiliate Note) for capital expenditures have been fully drawn, the Managing Member shall issue a Capital Call solely to the Class A Members in an amount sufficient to allow the Company, through its Subsidiaries, to fund the amount requested by NMPP with respect to the Compressor Project. If the Class A Members fail to make a Capital Contribution pursuant to such Capital Call, then the Class B Members will have the option (but not the obligation) of making a loan upon the terms and subject to the conditions set forth in Section 4.05 for all or any portion of the amount of capital requested by the Managing Member in such Capital Call that is not funded by a Capital Contribution made by the Class A Member pursuant to this Section 4.04(b). The Company agrees that it shall direct and cause the representatives appointed by NMP LP to the Executive Committee of NMPP to approve the issuance of capital calls by NMPP for all Compressor Capital Contributions as approved by, and in accordance with, the Compressor Project EC Consent in a reasonably timely manner as and when required by NMPP to fund the Compressor Project.
(c)    With respect to any Capital Call, if any Member elects not to make a Capital Contribution pursuant to such Capital Call, then (i) notwithstanding anything in this Agreement to the contrary, without the consent of the Member(s) electing not to make such Capital Contribution, no Member may make any Capital Contribution pursuant to such Capital Call, other than a Capital Call requested to fund an Emergency (and in such case, only to the extent permitted by Section

6.03); and (ii) solely to the extent that the purpose of the Capital Call is to remedy an Emergency, the other Members will have the option (but not the obligation) of making a loan (and in such case, only to the extent permitted by Section 6.03) upon the terms and subject to the conditions set forth in Section 4.05 for all or any portion of the amount of capital requested by the Managing Member in such Capital Call that is not funded by a Capital Contribution made pursuant to clause (i).
(d)    In the event that the Members elect to make (or permit) a Capital Contribution pursuant to a Capital Call, then (i) all such Capital Contributions shall be made in cash, unless otherwise agreed by the Class B Members pursuant to Section 6.03, and (ii) all amounts received by the Company pursuant to this Section 4.04 shall be credited to the Capital Accounts of the respective Members making such Capital Contribution as of the date such Capital Contribution is received by the Company.
4.05    Loans.
(a)    In the event of an Emergency (whether or not the Managing Member makes a Capital Call with respect to such Emergency pursuant to Section 4.04(a)), subject to Section 6.03, each Member shall have the option (but not the obligation), without the consent of any other Member (to the extent not required under Section 6.03, but with prior written notice to each other Member), to make (and, upon the exercise by a Member of such right by prior written notice to the Subsidiary of the Company having such Emergency and to the Managing Member and other Members, and upon the agreement of terms set forth below, such Subsidiary shall and the Managing Member, on behalf of the Company shall cause such Subsidiary to accept) an unsecured loan to the Subsidiary having such Emergency for an amount equal to its Unreturned Contribution Percentage of the full amount necessary to remedy such Emergency, which loan (i) shall accrue interest at an interest rate equal to LIBOR plus two and three-quarters percent (2.75%) per annum, (ii) shall have a term of not less than twenty (20) years, (iii) such Subsidiary shall be entitled to repay in full at any time without penalty, (iv) shall require monthly payment of interest and amortization of principal, but only if and to the extent of available cash at such Subsidiary, before any distributions of available cash at such Subsidiary to the Company, and (v) shall otherwise be made on reasonable terms and conditions determined by the Managing Member; provided that, if any Member fails to fund its full Unreturned Contribution Percentage of the amount required to remedy such Emergency, then the other Members may fund the difference and make a loan to such Subsidiary (on the same terms as set forth above) in the full amount necessary to remedy such Emergency. The Company shall cause such Subsidiary to use the proceeds from any such loan solely to remedy such Emergency. If any Member disputes the reasonableness of the terms of a loan made by another Member (including the Managing Member) pursuant to this Section 4.05(a), such Dispute shall be resolved in accordance with the dispute resolution mechanism set forth in Article 11.
(b)    In the event that NMPP requires additional capital contributions to complete or continue the construction and development of the Compressor Project and the Class A Members fail to make Capital Contributions as necessary to fund such construction and development of the Compressor Project (including following any Capital Call issued by the Company pursuant to Section 4.04(b) in connection with a capital call issued by NMPP), each Class B Member (other than the NEP Class B Parties) shall have the option (but not the obligation), without the consent of any other Member (to the extent not required under Section 6.03, but with prior written notice to each other Member), to make (and, upon the exercise by a Member of such right by prior written notice to NMP LP and to the Managing Member and other Members, and upon the agreement of terms set forth below, NMP LP shall and the Managing Member, on behalf of the Company shall cause such Subsidiary to accept) an unsecured loan to NMP LP for an amount equal to its Unreturned Contribution Percentage relative to the aggregate Unreturned Contribution Percentages of all the Class B Members of the full amount necessary to allow NMP LP to fund the capital call to NMPP, which loan (i) shall accrue interest at an interest rate equal to seven and seventy-seven hundredths of a percent (7.77%), (ii) shall have a term of four (4) years, (iii) shall allow such Subsidiary to repay in full at any time without penalty, (iv) shall require monthly payment of interest and straight-line amortization of principal, but only if and to the extent of available cash at such Subsidiary, before any distributions of available cash at such Subsidiary to the Company, and (v) shall otherwise be made on reasonable and customary terms and conditions determined by the Class B Member Representative that are no less favorable to the Company or its Subsidiaries than such terms and conditions the Company or its Subsidiaries could have received from an unaffiliated third party lender; provided that, if any Class B Member fails to fund its full Unreturned Contribution Percentage relative to the aggregate Unreturned Contribution Percentages of all the Class B Members of the amount called by NMPP, then the other Class B Members may fund the difference and make a loan to NMP LP (on the same terms as set forth above) in the full amount necessary to allow NMP LP to fund the amount called by NMPP. The Company shall cause NMP LP to use the proceeds from any such loan solely to fund capital contributions to NMPP to fund the Compressor Project. If any Member disputes the reasonableness of the terms of a loan made by a Class B Member pursuant to this Section 4.05(b), such Dispute shall be resolved in accordance with the dispute resolution mechanism set forth in Article 11.
(c)    No Member shall have the right to make loans to the Company or its Subsidiaries other than pursuant to this Section 4.05, without the prior written consent of the Managing Member and Class B Member Approval (which consent may be withheld by such holders in their sole discretion).
(d)    No Member (or any of its Affiliates) making a loan to the Company pursuant to this Section 4.05 shall, in its capacity as a lender to the Company, institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company.
4.06    Expansion Projects. If the NEP Member desires to pursue any new expansion project opportunity with respect to any of the existing assets and projects of the Company or its Subsidiaries through the Company, then the NEP Member and the Class B Member Representative shall negotiate in good faith for a period of not less than forty-five (45) days to agree to a financing arrangement acceptable to both parties that would allow the applicable Subsidiary of the Company owning the assets to which such expansion project relates to pursue such expansion project. In the event that the NEP Member and the Class B Members are unable to agree on a financing arrangement for the Company to pursue such expansion project opportunity by the end of such 45-day period, then, so long as no Triggering Event has occurred and is continuing, the Managing Member shall have the option (but not the obligation), without the consent of any other Member, to cause the Company to pursue such expansion project (a) with respect to any expansion project that is not related to NMPP and its assets, through a newly-formed Subsidiary of the Company (which Subsidiary shall not directly or indirectly own any of the existing assets and projects of the Company or its Subsidiaries as of such time) (a “Separate Subsidiary”), and (b) with respect to any expansion project related to NMPP and its assets, through NMPP, and in each case, to fund such expansion project through the making of additional Capital Contributions to the Company (which amounts shall be credited to the Capital Account of the Managing Member as of the date such Capital Contribution is received by the Company), and to enter into Permitted Material Contracts with respect to such expansion project; provided that (i) any such Capital Contributions shall not decrease any Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, or adversely affect the rights or preferences of any Member or class of Membership Interest to distributions pursuant to Section 5.01, Section 5.02 or Section 5.03 (excluding, for the avoidance of doubt, solely due to any increase to a Member’s Unreturned Contribution or Capital Account as a result of the making of such Capital Contributions), and (ii) any such expansion project (including as a result of any project contracts entered into by the applicable Subsidiary of the Company with respect to such expansion project) (A) shall not, on a pro forma basis, for any calendar quarter during the remaining life of the existing assets of the Company, reduce the amount of Available Cash projected to be available for distribution to the Members during any such quarter with respect to the then-existing projects of the Company and its Subsidiaries as compared to the amount of Available Cash projected to be available for distribution to the Members during the applicable quarter with respect to such existing projects if such expansion project had not been pursued, (B) shall not cause a change or modification to the Company’s distribution policy or (C) is not reasonably expected to otherwise have an adverse effect on the then-existing assets of the Company and its Subsidiaries, including the performance under any Material Contract, in each case, as reasonably determined in good faith by the Managing Member and the Class B Member Representative. Upon receipt of any such Capital Contributions from the Managing Member, the applicable Separate Subsidiary or NMPP, as applicable, shall, without the consent of any other Member, expend the necessary funds to pursue such expansion project.
4.07    No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4 or as provided in Section 12.02(a)(iv).
4.08    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
4.09    Capital Accounts.
(a)    Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), (iii) allocations to that Member of Net Profit (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.04(b), and (iv) in the case of NEP Member, the amount of Dos Caminos Contributions, and shall be decreased by (w) the amount of money distributed to that Member by the Company, (x) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (y) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.04(b). A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).
(b)    This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Regulations.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
5.01    Monthly Cash Distributions. Except as provided in this Article 5, and subject to Section 7.06(b), within thirty (30) days following the end of each month, the Managing Member shall determine the amount of Available Cash with respect to such month, and all such Available Cash with respect to such month shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, be distributed to the holders of Class A Units and the holders of Class B Units, as applicable, in immediately available funds within thirty (30) days following the end of such month (the date of payment of any such distribution, a “Distribution Date”) as set forth below.
(a)    For any Distribution Date occurring from and after the Effective Date, but on or prior to June 4, 2023, Available Cash shall be distributed (i) eighty-seven and one half percent (87.5%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) twelve and one half percent (12.5%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that, if such Distribution Date occurs during a Sanchez Default Period, then distributions of Available Cash shall be distributed (i) eighty-five and one half percent (85.5%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) fourteen and one half percent (14.5%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(b)    For any Distribution Date occurring during the Secondary Distribution Period, Available Cash shall be distributed (i) twenty-five percent (25%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) seventy-five percent (75%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the Secondary Distribution Period, NEP Member (or its permitted assignees)

shall have purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, an aggregate of fifteen percent (15%) or more of the number of Class B Units outstanding on the Effective Date (the “Minimum Buyout Threshold”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the Secondary Distribution Period) in the same proportions as set forth in Section 5.01(a) (including subject to the application of the proviso at the end of Section 5.01(a)).
(c)    For any Distribution Date occurring from and after December 4, 2023, but prior to the Flip Date, Available Cash shall be distributed (i) twenty-five percent (25%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) seventy-five percent (75%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(d)    For any Distribution Date occurring from and after the Flip Date (and, for the avoidance of doubt, subject to Section 7.08(d)), Available Cash shall be distributed (i) five percent (5%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-five percent (95%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(e)    The aggregate number of Class B Units acquired by NEP Member (or its permitted assignees) pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option shall be measured separately on each Distribution Date. Subject to Section 7.08(d), if, on any Distribution Date, NEP Class B Parties hold Class B Units, each such Person shall be entitled to receive its proportionate share of all distributions made to holders of Class B Units pursuant to this Section 5.01 in accordance with its Class B Percentage Interest in effect as of such Distribution Date.
(f)    Notwithstanding anything to the contrary under this Agreement, (i) the amount of Available Cash that otherwise would have been distributed to the holders of Class A Units on a Distribution Date pursuant to this Section 5.01 shall be reduced by the amount of any payments of interest and principal made by NMP LP during the applicable month in respect of all loans (if any) made by the Class B Members pursuant to Section 4.05(b) and (ii) the sole source of repayment of such loans shall be the amounts that would otherwise have been distributed to the holders of Class A Units pursuant to the immediately preceding clause (i).
5.02    Distributions of Amounts Other than Available Cash. The Managing Member shall determine the amount of any Excess Insurance Proceeds, Sale Proceeds, and Bankruptcy Recoveries received by the Company from time to time and, to the extent legally permitted, including pursuant to Section 18-607 of the Act, shall distribute any such amounts in immediately available funds, within thirty (30) days following the end of the month in which any such amounts are received by the Company, to the holders of Class A Units and Class B Units, (a) if prior to a Distribution Adjustment Date, pro rata in accordance with their respective Unreturned Contribution Percentages as of the date of such distribution until each Member’s Unreturned Contribution equals $0, and thereafter in accordance with the allocations of Available Cash provided under Section 5.01) and (b) if on or after a Distribution Adjustment Date, in accordance with the allocations of Available Cash provided under Section 5.01), as applicable. Notwithstanding the foregoing or Section 5.01,

(i) all Sanchez Recovery Proceeds and (ii) other than with respect to a distribution relating to a Liquidity Event as provided for in Section 7.08(d), all cash and Cash Equivalents held by any Separate Subsidiary shall, to the extent distributed by the Company, be distributed only to the holders of the Class A Units, pro rata in accordance with their respective Class A Percentage Interests.
5.03    Distributions on Dissolution and Winding-Up. Upon a Dissolution Event, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed in the following order: (a) first, to each Member pro rata in accordance with the positive balance, if any, of such Member’s Capital Account (determined without regard to the allocations made pursuant to Section 12.02(b)), until each Member has received such positive balance, (b) second, to each Member based upon its respective Unreturned Contribution Percentage until the amount distributed to such Member, together with any amounts distributed pursuant to clause (a) of this Section 5.03, equals the aggregate Unreturned Contribution of such Member; (c) third, to the Class B Members (including, for the avoidance of doubt, NEP Class B Parties), pro rata in accordance with their respective Class B Percentage Interests, until such Class B Members have received distributions that results in an Internal Rate of Return per Class B Unit, measured from the Effective Date to the date of dissolution, of seven and seventy-seven hundredths of a percent (7.77%); provided, however, that the aggregate amount of distributions made to Class B Members other than the NEP Class B Parties pursuant to this clause (c) shall be reduced by an amount equal to the lesser of (x) (i) the Clawback Cap, minus (ii) the aggregate amount of any reductions in the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price provided to Class B Members pursuant to Section 7.02(f), Section 7.03(b) or Section 7.04(b), respectively, and (y) (i) two and four-tenths percent (2.4%) of the total amount that would otherwise be distributed to such Class B Members pursuant to this clause (c), minus (ii) the aggregate amount of any reductions in the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price provided to Class B Members pursuant to Section 7.02(f), Section 7.03(b) or Section 7.04(b), respectively, to the extent such amount is greater than zero; and (d) fourth, any and all remaining proceeds after payment of the amounts specified in clauses (a), (b), and (c) of this Section 5.03, to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests. Notwithstanding anything in the preceding sentence to the contrary, any amounts otherwise distributable to the Class B Members pursuant to clause (b) or clause (c) of this Section 5.03 shall instead be distributed to the Class A Members, pro rata in accordance with their proportionate interest in the outstanding Class A Units, to the extent necessary to ensure that the aggregate amount distributable to the Class B Members pursuant to such clauses does not cause the total proceeds distributable to such Class B Members (as determined under Section 12.02) pursuant to this Section 5.03 to exceed ninety-five percent (95%) of such proceeds.
5.04    Allocations.
(a)    For purposes of maintaining the Capital Accounts pursuant to Section 4.08, except as provided in Section 5.04(b) or Section 12.02(b), for each Fiscal Year or other applicable period, including any Distribution Adjustment Period or any Post-Flip Date Distribution Period, the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, shall be allocated among the Members as follows:

(i)    for the period from the Effective Date up to the first Distribution Adjustment Date and, if applicable, for any subsequent period during which Available Cash is required, because a Sanchez Default is no longer occurring or pursuant to Section 5.01(b), to be distributed in the same proportions as set forth in Section 5.01(a) (ignoring for such purposes the proviso at the end of Section 5.01(a)) (any such period, a “87.5% Period”), eighty-seven and one half percent (87.5%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and twelve and one half percent (12.5%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests;
(ii)    for any Sanchez Default Period, but excluding any period that occurs during the Secondary Distribution Period during which the Minimum Buyout Threshold is not satisfied, eighty-five and one half percent (85.5%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and twelve and one half percent (14.5%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests;
(iii)    for all periods beginning on or after a Distribution Adjustment Date but prior to the Flip Date (except (A) any 87.5% Period or (B) if the Minimum Buyout Threshold is satisfied, any Sanchez Default Period), twenty-five percent (25%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and seventy-five percent (75%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; and
(iv)    for all periods from and after the Flip Date, five percent (5%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and ninety-five percent (95%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if the proviso in Section 7.08(d) applies in connection with any Liquidity Event, the Net Profits and Net Loss of the Company (and, to the extent necessary, individual items of income, gain, loss, credit, and deduction) resulting from such Liquidity Event shall be allocated among the Members in accordance with the respective amounts distributed to such Members pursuant to Section 7.08(d) (subject to Section 7.08(h)).
Notwithstanding the foregoing, any interest income on the NEP Affiliate Note shall be allocated solely to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests. The Managing Member may, acting in good faith, adopt any reasonable measures, conventions, and assumptions to give effect to the allocations required by this Section 5.04 for any Distribution Adjustment Period or any Post-Flip Date Distribution Period.
(b)    Notwithstanding anything to the contrary in Section 5.04(a):
(i)    Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.04(a).

(ii)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.04(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
(iii)    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.04(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(iv)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.04(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(v)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(i) and Section 5.04(b)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv). All losses and other items expense in excess of the limitation set forth in this Section 5.04(b)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv).

(vi)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv), items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.04(b)(vi) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(b)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulations.
(vii)    The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the Managing Member shall take into account future Regulatory Allocations under Section 5.04(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.
(c)    To the maximum extent possible, except as otherwise provided in this Section 5.04(c), all items of Company income, gain, loss, and deduction for federal income tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.04(a) and Section 5.04(b). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that seeks to eliminate, by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), the variation between the adjusted tax basis of such property and its Book Value as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i).

5.05    Varying Interests. All items of income, gain, loss, deduction, or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Section 706 of the Code using any convention permitted by Section 706 of the Code and selected by the Managing Member.
5.06    Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any other applicable Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any other applicable Law with respect to any payment, distribution, or allocation to the Company or the Members shall, to the extent properly remitted to the appropriate Governmental Authority, be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.06 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.
ARTICLE 6
MANAGEMENT
6.01    Management by Managing Member.
(a)    The business and affairs of the Company shall be managed by the Managing Member, and NEP Member is hereby appointed by the Members as the Managing Member of the Company. The Class A Member(s) shall have the right to designate a successor Managing Member; provided that, in the event that there is more than one Class A Member, such successor Managing Member shall be selected by the holders of a majority of the outstanding Class A Units; provided, further, that, for so long as an Affiliate of NEP owns any Class A Units, the Person appointed to serve as successor Managing Member must be an Affiliate of NEP.
(b)    Except as provided in Section 6.03, Section 6.04, Section 7.08, or as otherwise expressly provided herein, the Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member, no Member will have any authority to bind the Company or to transact any business for the Company. The Managing Member may delegate to one or more Persons all or any part of its power and authority as Managing Member hereunder, including, subject to Section 6.03(p) and Section 6.04, pursuant to any management services agreement the Company may enter into with any Affiliate of the Company, except for such power and authority with respect to Major Decisions or other matters expressly requiring a vote by or consent of the Members pursuant to this Agreement, which will be expressly retained by the Members.
6.02    Standard of Care.
(a)    Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, neither the Managing Member nor any other Member shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member or any other Member otherwise existing at law or in equity, are agreed by the Members to modify, to such extent, such duties and liabilities of the Managing Member and such other Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.
(b)    Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:
(i)    to the fullest extent permitted by applicable Law, no Member, in its capacity as Member, nor any of such Member’s or any of its Affiliates’ respective directors, officers, stockholders, managers, members, partners, employees, or agents shall have any fiduciary duty to the Company, any other Member, or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and
(ii)    the provisions of this Section 6.02 will apply for the benefit of each Member, and no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member to vote in the manner determined by such Member in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any officer or employee of the Company.
(c)    To the maximum extent permitted by applicable Law but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges each other Member and its Affiliates from all liabilities that such other Member or its Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member or its Affiliates; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any claims against, actions, rights to sue, other remedies, or other recourse of the Company, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including this Agreement.
(d)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Managing Member makes a determination or takes or declines to take (or causes or permits a Subsidiary of the Company to take or decline to take) any other action, in its capacity as such as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Managing Member shall make such determination or take or decline to take (or cause or permit a Subsidiary of the Company to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Managing Member in making such determination or taking or declining to take (or causing or permitting a Subsidiary of the Company to take or decline to take) such other action (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its Subsidiaries and (ii) does not take or decline to take (or cause or permit a Subsidiary of the Company to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Managing Member or any of its Affiliates to the detriment of the Company and its Subsidiaries.
(e)    Without limiting the foregoing, the Managing Member shall, and shall carry out its obligations hereunder, in accordance with all Laws and requirements of this Agreement.
6.03    Major Decisions. Except for those transactions approved pursuant to Section 4.03(c) or as provided in the last sentence of this Section 6.03, the Company and its Subsidiaries shall not, and the Managing Member shall cause the Company and its Subsidiaries not to, take any action (including by the exercise or non-exercise of the Company’s direct or indirect approval rights in any other entity in which the Company directly or indirectly owns an interest) under this Section 6.03 (collectively, the “Major Decisions”) without having first obtained Class B Member Approval (which consent, except as may be expressly provided below in this Section 6.03, may be withheld by such holders in their sole discretion):
(a)    amend or waive any provisions of the Delaware Certificate, this Agreement, or the organizational documents of any Subsidiary of the Company in a manner that adversely affects the Class B Members’ interest in the Company or indirect interest in any Subsidiary of the Company;
(b)    alter or change the rights, preference, or privileges of the Class B Units or, if and to the extent adversely affecting the Class B Members’ rights in the Class B Units, the Class A Units;
(c)    increase or decrease the authorized or issued number of Class A Units or Class B Units;

(d)    incur Indebtedness, or permit any amendment, modification or waiver of any right under any agreement pertaining to such Indebtedness, in each case, other than (i) loans pursuant to Section 4.05(a) or Section 4.05(b) in an aggregate amount outstanding at any one time of not more than $50 million, (ii) the NMP LP Loan, or (iii) in the ordinary course of business in an amount not in excess of $5 million (it being agreed that, after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(d) for the incurrence of any Indebtedness);
(e)    provide for the payment of any dividend or distribution on, or the redemption or repurchase of, any equity security of the Company, except as expressly contemplated by this Agreement;
(f)    authorize or issue any new or additional Class A Units, Class B Units, or other equity interests of the Company or any of its Subsidiaries;
(g)    change the entity form, dissolve, or liquidate the Company or any of its Subsidiaries or take any voluntary action to become Bankrupt (including any actions under Article 12 hereof);
(h)    purchase, rent, license, exchange, or otherwise acquire any material assets, except to the extent permitted under Section 4.06 (it being agreed that the consent of the holders of the Class B Units shall not be required under this Section 6.03(h) with respect to any purchases or acquisitions in the ordinary course of business of spare parts or similar assets necessary to conduct the operations of the Subsidiaries of the Company);
(i)    other than any Encumbrance on the assets of NMPP securing the NMP LP Loan, Dispose of or Encumber, in any transaction or series of related transactions, any asset that is material to the Company and its Subsidiaries or any assets that, in the aggregate, are material to the Company and its Subsidiaries (it being agreed that (x) Class B Member Approval shall not be required under this Section 6.03(i) with respect to any Disposition or Encumbrance in the ordinary course of business of spare parts or similar assets necessary to conduct the operations of the Subsidiaries of the Company and (y) after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(i) for any Disposal or Encumbrance of assets other than those described in the immediately foregoing clause (x));
(j)    change any of its distribution policies, enter into any contract that prohibits or restricts distributions, or create any cash reserves in excess of the cash reserves permitted in the first sentence of the definition of Available Cash under this Agreement;
(k)    enter into a new line of business other than that contemplated by Section 2.04;
(l)    other than (i) associated with an expansion project of any Subsidiary of the Company funded in accordance with Section 4.06, or (ii) with respect to the disposition of Excluded Monument Assets, enter into, modify, or terminate any material acquisition or divestiture (including by merger or consolidation), joint venture, or partnership that is in excess of $1 million;

(m)    make or amend any tax election or allocation with respect to the Company or its Subsidiaries in a way that would adversely affect the Class B Units (including changing the Company’s tax treatment as a partnership for U.S. federal tax purposes), which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, for the avoidance of doubt, this Section 6.03(m) does not apply to matters that are reserved to the Partnership Representative in Section 8.03;
(n)    enter into, materially amend or modify, or terminate any Material Contract outside the normal course of business, which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that withholding consent to any amendment with the effect of accelerating, deferring, or otherwise modifying the timing of payments under any Material Contract shall not be unreasonable); provided that (i) the Company and its Subsidiaries shall be permitted to enter into Permitted Material Contracts and (ii) if a Sanchez Default has occurred and is continuing, EFM may amend, modify, or terminate the Sanchez Transportation Agreements, in case of either clause (i) or (ii), without Class B Member Approval;
(o)    commence, settle, terminate, or fail to pursue any material litigation, proceeding, governmental or regulatory action, or other Claim reasonably expected to involve the payment by the Company or its Subsidiaries of more than $1 million individually or $5 million in the aggregate, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Class B Member Approval shall not be required in connection with commencing, settling, terminating or failing to pursue any litigation, proceeding or other Claim by the Company or EFM for the recovery of payments under the Sanchez Transportation Agreements in connection with a Sanchez Default;
(p)    other than with respect to a Member loan under Section 4.05(a), accelerate, delay, defer, or otherwise modify any payments, payables, receivables, or policies relating to any of the foregoing, other than in the ordinary course of business consistent with past practice and the policies of the Company and its Subsidiaries;
(q)    adopt or amend any hedging plan or enter into, modify or terminate any hedging arrangements outside any agreed hedging plan;
(r)    consummate or take any material steps to facilitate (A) the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of the Company, (B) an initial public offering of equity securities of the Company or any of its Subsidiaries pursuant to an effective registration statement under the Securities Act, or (C) a consolidation, conversion, merger or other business combination involving the Company or any of its Subsidiaries, unless, contemporaneously with the consummation of such transaction described in clause (A) or (B), all of the outstanding Class B Units are purchased pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option in accordance with the provisions of Section 7.02, Section 7.03, or Section 7.04, as applicable;
(s)    other than (A) Capital Calls pursuant to Section 4.04, (B) Member loans in an aggregate amount outstanding at any one time of not more than $50 million pursuant to Section 4.05(a), (C) loans pursuant to Section 4.05(b), (D) entry into the NEP Affiliate Note (provided that any modification or termination thereof shall require Class B Member Approval), or (E) modifications or renewals of the Affiliate Transactions set forth on part (i) of Schedule E of the Class B Contribution Agreement to the extent such modifications or renewals are on arm’s-length terms (or terms that are more favorable to the Company and its Subsidiaries than arm’s-length terms) and do not adversely affect the Company or its Subsidiaries or reduce anticipated Available Cash on a pro forma basis, enter into, amend, modify, extend, renew, fail to renew, terminate, make an election with respect to, provide notice under, or consent to any action with respect to any Affiliate Transaction that either (1) is not on arm’s-length terms (or terms that are more favorable to the Company and its Subsidiaries than arm’s-length terms) and in the ordinary course of business or (2) (x) in the case of any Affiliate Transaction entered into by the Company or its Subsidiaries for the provision of natural gas transportation or similar revenue-generating services provided by the Company or its applicable Subsidiary, involves consideration or revenues reasonably anticipated to be received by the Company and its Subsidiaries in respect of such Affiliate Transaction in excess of $10,000,000 during any 12-month period during the term of Affiliate Transaction or in excess of $25,000,000 in the aggregate over the term of such Affiliate Transaction, or does not meet the requirements of clause (b) or (c) of the definition of “Permitted Material Contract”, or (y) in the case of any Affiliate Transactions that are not for the provision of natural gas transportation or similar revenue-generating services provided by the Company or its applicable Subsidiary, involves consideration in excess of $5 million in the aggregate for all such Affiliate Transactions, which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that (i) Class B Member Approval shall not be required under this Section 6.03(s) with respect to any Affiliate Transaction involving the acquisition, Disposition, or Encumbrance, on arm’s-length terms (or terms that are more favorable to the Company and its Subsidiaries than arm’s-length terms) and in the ordinary course of business, of spare parts or similar assets necessary to conduct the operations of the Company and its Subsidiaries, (ii) Class B Member Approval shall be required under this Section 6.03(s) for entry into, amendment, modification, extension, renewal, failure to renew, termination, election, notice or consent of or under any Affiliate Transactions not in excess of the dollar thresholds set forth in clause (2) if such Affiliate Transactions are not on arm’s-length terms (or terms that are more favorable to the Company and its Subsidiaries than arm’s-length terms) and (iii) after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(s) for entry into, amendment, modification, extension, renewal, failure to renew, termination, election, notice or consent of or under any Affiliate Transactions other than those described in the immediately foregoing clause (i));
(t)    after the occurrence of a Triggering Event, (i) adoption or modification of any operating or capital budget, or the taking of any actions inconsistent with any such budget (ii) incurring, committing to, modifying or terminating any expenditure or series of related expenditures not included in, or to the extent exceeding the amount included in, the applicable operating or capital budget then in effect and approved pursuant to Section 6.03(t)(i), outside the ordinary course of business in excess of $1 million and (iii) making any Capital Call; or
(u)    agree to take any of the foregoing actions.
For the avoidance of doubt, in no event shall Class B Member Approval be required with respect to action taken by a Separate Subsidiary, or by the Company solely to the extent on behalf of a

Separate Subsidiary; provided that (i) the foregoing shall remain subject to Section 6.03(s) and (ii) the Company shall not be permitted to use any cash or Cash Equivalents generated or received by the Subsidiaries of the Company that are not Separate Subsidiaries (or generated or received by the Company on behalf of any such Subsidiary) for the payment of any costs or expenditures owing by or at any Separate Subsidiary.
6.04    Affiliate Transactions. Notwithstanding anything to the contrary in this Agreement but subject to Section 6.03, the taking of any action, or failure to take any action, by the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s capacity as a party to an Affiliate Transaction in connection with (a) a breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) by the Company or any of its Subsidiaries against a counterparty to an Affiliate Transaction or by a counterparty to an Affiliate Transaction against the Company or any of its Subsidiaries (including a waiver of the breach or default, notice of breach or default, or notice of termination for breach or default in accordance with the terms of the Affiliate Transaction), or (b) the enforcement or exercise of, or failure to enforce or exercise, any of the Company’s or any of its Subsidiaries’ rights or remedies in respect to such election, notice, or consent, or breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) shall, only after the Class B Members and the Managing Member cooperate in good faith to resolve any disputes among them arising out of or in connection with any of the foregoing, be conducted by or under the direction of the Class B Member Representative, in consultation with the Managing Member, and neither the Company nor any of its Subsidiaries shall, and the Managing Member shall not cause the Company or any of its Subsidiaries to, take or fail to take any actions in respect of any of the foregoing without the consent of Class B Member Representative. The advisors, consultants, and other representatives retained by the Company or any of its Subsidiaries in connection with any matter subject to this Section 6.04 shall be selected by Class B Member Representative, in its reasonable discretion, and the reasonable, documented out-of-pocket fees, costs, and expenses of any such advisors, consultants, or representatives so selected by the Class B Member Representative shall be borne by the Company.
6.05    Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title. Each such officer shall hold office until his successor shall have been duly appointed or until his death, resignation, or removal. Any such officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement officer shall be duly appointed in writing by the Managing Member. All officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions of the officers of the Company to the same extent as the Managing Member would be responsible if such actions and inactions were taken by the Managing Member. Each person listed below is hereby appointed to the office set forth opposite such person’s name, to serve until such person’s successor shall have been duly appointed or until such person’s earlier death, resignation, or removal:

Name	Title
John W. Ketchum	President
Kathy A. Beilhart	Vice President & Treasurer
Terrell Kirk Crews II	Vice President
Paul I. Cutler	Vice President
Daniel Gerard	Vice President
Mark E. Hickson	Vice President
Michael O’Sullivan	Vice President
Michael Sheehan	Vice President
Melissa A. Plotsky	Secretary
W. Scott Seeley	Assistant Secretary

6.06    Business Opportunities.
(a)    Each Member, including the Managing Member, and each Affiliate of a Member may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member, or any Affiliate of another Member the right to participate therein. Subject to Section 6.03(p), the Company may transact business with any Member or Affiliate thereof, and no Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company, any other Member, or any Affiliate of any other Member, by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(b)    In furtherance of the foregoing, but subject to Section 6.03, each Member:
(i)    renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member or its Affiliates now or in the future engages, that is presented to the Company, to any other Member, to any of their respective Affiliates, or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of the Company or of any other Member or any of their respective Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member or any of its Affiliates might be considered to owe to the waiving Member, at common law or in equity, by reason of the waiving Member’s membership in the Company, to offer to the Company or the waiving

Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.
(c)    The Company:
(i)    renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member or any of its Affiliates now or in the future engages, which is presented to such Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of such Member or any of its Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member or any of its Affiliates might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.
6.07    Insurance Coverage. The Managing Member shall cause the Company to acquire and maintain casualty, general liability (including product liability), property damage, and other types of insurance as the Managing Member may deem necessary or appropriate in its reasonable discretion and as is consistent with applicable industry standards for the industry in which the Company and its Subsidiaries operate and as otherwise maintained by, or required to by maintained by, the Company and its Subsidiaries for any project owned or operated by the Company or its Subsidiaries.
6.08    Exculpation and Indemnification.
(a)    To the fullest extent permitted by Law, each Member (including the Managing Member), each present and former officer of the Company, and each present and former Affiliate of a Member, and each of their respective present and former officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (each, a “Covered Person”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, Subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to impose fiduciary duties on any Member or otherwise modify or limit the standard of care set forth in Section 6.02.
(b)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which such Covered

Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or relating to the Company, its business, assets, properties, Subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person shall be entitled to indemnification under this Section 6.08(b) with respect to any Claim to the extent (i) resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing or (ii) initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its Subsidiaries) or Affiliates of the Company or any of its Subsidiaries. Expenses incurred by a Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.08(b).
(c)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnity or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.
(d)    The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.
(e)    The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns, and legal representatives.

(f)    If this Section 6.08 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.08 as to liabilities to the full extent permitted by any applicable portion of this Section 6.08 that shall not have been invalidated.
ARTICLE 7
TRANSFERS AND TRANSFER RESTRICTIONS
7.01    General Restrictions on Transfers.
(a)    Except as otherwise provided in this Article 7, and other than Dispositions by a Member to one or more of its Affiliates, (i)(A) NEP Member and its Affiliates holding Class A Units may not Dispose of all or any portion of their Class A Units without Class B Member Approval, (B) prior to December 4, 2026, NEP shall not, and shall cause its controlled Affiliates not to, enter into any one or series of related transactions that result in any Person other than NEP, NextEra Energy, Inc., or their Affiliates Controlling the NEP Member (excluding, for avoidance of doubt, any transaction described in clauses (a)(i) through (a)(vii) of the definition of “Change of Control”) without Class B Member Approval, and (C) prior to December 4, 2026, NEP Member and its Affiliates holding Class B Units may not Dispose of all or any portion of their Class B Units without Class B Member Approval, unless, in each case, prior to or concurrently with (and conditioned upon) such Disposition, as applicable, as of such time, NEP Member (or its permitted assignee) purchases, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option in accordance with Section 7.02, Section 7.03, or Section 7.04, as applicable, all of the Class B Units then outstanding and not held by NEP Member or any of its Affiliates; and (ii) no Class B Member (other than NEP Member and its Affiliates holding Class B Units) may Dispose of all or any portion of its Class B Units prior to the fourth (4th) anniversary of the Effective Date without the prior written consent of NEP Member, except Dispositions to one or more of its Affiliates; provided, however, that (1) each Class A Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class A Units in connection with a Class A Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that notwithstanding anything in this Agreement to the contrary, (y) neither the foreclosure under such Class A Permitted Loan Financing on pledged Class A Units nor the sale of such Class A Units by a creditor in such Class A Permitted Loan Financing shall be deemed to violate this Section 7.01(a) and (z) any such pledgee or purchaser specified in the foregoing clause (y) shall be entitled to the rights, privileges and interests of a Class A Member under this Agreement, including, in the case of the foreclosure or sale of the Class A Units held by NEP Member, the rights, privileges and interests of the NEP Member under this Agreement); and (2) each Class B Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class B Units in connection with a Class B Permitted Loan Financing, and NEP Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class B Permitted Loan Financing on pledged Class B Units shall not be deemed to violate this Section 7.01(a)). Subject to Section 7.01(b), at any time on or after the fourth (4th) anniversary of the Effective Date, each of the Class B Members (other than NEP Member and its

Affiliates holding Class B Units) may freely Dispose of all or any portion of its Class B Units to any Person, other than an Excluded Party, without the consent of NEP Member, but only to the extent that, on or prior to the date of such Class B Member’s delivery of a Disposition Notice (as defined below) with respect to such Disposition of Class B Units, such Class B Member has not received a then-pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units held by such Class B Member (including a Call Option Notice or Class B COC Notice for which the Call Option Closing or Class B COC Closing has been delayed as a result of a Call Option Cash Shortfall or Class B COC Cash Shortfall pursuant to Section 7.02(g) or Section 7.04(e), as applicable) (in which event, such Class B Member shall be permitted to Dispose of only such number of its Class B Units as is not subject to such then-pending Call Option Notice or Class B COC Notice, as applicable (and for the avoidance of doubt, if any such Call Option Notice or Class B COC Notice is rescinded or revoked in accordance with Section 7.02 or Section 7.04, as applicable, such Class B Units previously subject to such Call Option Notice or Class B COC Notice may subsequently be Disposed of in accordance with this sentence)), subject to the rights of NEP Member with respect to such Class B Units, as set forth in Section 7.01(c). Each Member agrees that it shall provide the Managing Member and the other Members with prior written notice of any proposed Disposition or Encumbrances of its Membership Interests (a “Disposition Notice”). Any attempted Disposition or Encumbrance of a Membership Interest other than in strict accordance with this Article 7 shall be, and is hereby declared, null and void ab initio.
(b)    An Assignee may be admitted to the Company as a Member, with the Membership Interest so Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and, if applicable, Section 7.02 or Section 7.03. In addition to the requirements set forth in Section 7.01(a), any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided that the Managing Member, in its sole and absolute discretion, may waive any of the following requirements:
(i)    Disposition Documents. The following documents must be delivered to the Managing Member and must be satisfactory, in form and substance, to the Managing Member (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Loan Financing or a Class B Permitted Loan Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee of the Disposing Member and all expenses required to be paid under clause (ii) below may be paid by the applicable Assignee):
(A)    Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.
(B)    Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee and, if applicable, each Parent of the Assignee; (bb) the Unreturned Contribution Percentages, after giving effect to the Disposition, of the

Disposing Member and its Assignee (which together must total the Unreturned Contribution Percentage of the Disposing Member before the Disposition); (cc) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (dd) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission is being made in accordance with all applicable Laws and, to the extent applicable, any Class A Permitted Loan Financing or Class B Permitted Loan Financing.
(ii)    Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than ninety (90) days thereafter.
(iii)    No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.
(iv)    No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.
(v)    PTP. No Disposition shall be permitted if such Disposition would result in the Company’s being treated as a publicly traded partnership subject to tax as an association for U.S. federal income tax purposes.
(c)    If, at any time on or after the fourth (4th) anniversary of the Effective Date, any Class B Member wishes to Dispose of any or all of its Class B Units (other than to an Affiliate or in connection with a Liquidity Event) and NEP Member has not, at such time, delivered a then pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units then held by such Class B Member, then NEP Member shall have a right of first offer with respect thereto in accordance with the following provisions:
(i)    The Disposing Member shall provide the Managing Member and NEP Member with a Disposition Notice specifying the number of Class B Units that the Disposing Member intends to Dispose of (which shall not include any Class B Units subject to a pending Call Option Notice).
(ii)    NEP Member shall have a period of up to thirty (30) days following receipt of such Disposition Notice to offer in writing (an “Offer Notice”) to purchase all of the Class B Units specified in the Disposition Notice, which Offer Notice shall include the proposed aggregate purchase price (which may be payable in cash and NEP Common Units or other marketable securities, as set forth in such Offer Notice) and the date on which such purchase is proposed to be consummated.
(iii)    If NEP Member fails to submit an Offer Notice within such period of thirty (30) days or such Class B Member rejects NEP Member’s offer contained in the Offer Notice, then, for a period of one hundred eighty (180) days thereafter, the Disposing Member shall be permitted to sell to any Person other than an Excluded Party all of the Class B Units specified in the Disposition Notice on terms that are, in the aggregate, no less favorable to such Class B Member than that offered by NEP Member pursuant to Section 7.01(c)(ii) hereof (including taking into account amount and form of consideration (including any liquidity discounts) and such other factors as such Class B Member may reasonably determine in good faith), subject to compliance with Section 7.01(b).
(iv)    Investor hereby agrees that, in connection with any Disposition of its Class B Units pursuant to this Section 7.01(c), Investor shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(c) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of Investor, to repay, all of Investor’s then outstanding Indebtedness required to be repaid under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(c) are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(v)    NEP Member may, in its sole discretion, assign to NEP or any Affiliate of NEP its right to offer to purchase the Class B Units of any Class B Member pursuant to this Section 7.01(c).
(vi)    No Class B Unit acquired by NEP Member (or its assignee) pursuant to this Section 7.01(c) shall be subject to the limitation on amounts distributable to NEP Class B Parties pursuant to Section 7.08(d), and each such Class B Unit shall be eligible to receive distributions pursuant to Section 5.01(d) in accordance with Section 7.08(d), without regard to such limitation.
(d)    If, at any time on or after December 4, 2026, NEP Member or any of its Affiliates proposes to Dispose of all or any portion of its Class B Units in accordance with this Article 7 (any such Disposition, a “Tag-Along Sale”), then NEP Member shall, at least fifteen (15) Business Days prior to the consummation of any such proposed Disposition, furnish a written notice (the “Tag-Along Notice”) to Investor, which Tag-Along Notice shall specify (w) the number of Class B Units proposed to be sold in the Tag-Along Sale, (x) the aggregate purchase price proposed to be paid in the Tag-Along Sale and the form of consideration in which the purchase price will be paid, (y) the identity of the proposed purchaser, and (z) any other material terms offered by such purchaser. Investor shall have ten (10) Business Days following receipt of the Tag-Along Notice to deliver written notice to NEP Member indicating whether Investor wishes to include in the proposed Tag-Along Sale all (but not less than all) of the Class B Units then held by Investor and its Affiliates.
(i)    If Investor exercises its rights under this Section 7.01(d), Investor shall agree to make the same representations, warranties, covenants, and agreements in connection with a Tag-Along Sale as NEP Member and its Affiliates; provided that (A) Investor shall not be required to make any representations or warranties about the business of the Company or its Subsidiaries; (B) Investor shall not be liable for the inaccuracy of any representation or warranty or the breach of any covenant made by NEP Member or any of its Affiliates; and (C) any liability relating to representations, warranties, or covenants (and related indemnities) and other indemnification obligations entered into in connection with the Tag-Along Sale shall be shared by Investor and NEP Member pro rata based on their respective gross proceeds to be received in respect of Class B Units Disposed of in the Tag-Along Sale (except with respect to representations and warranties or covenants or indemnities as to any specific holder of Class B Units, for which only such holder shall be responsible) and in any event shall not exceed the total proceeds actually received by Investor as consideration for its Class B Units in such Tag-Along Sale. Each of Investor and NEP Member will be responsible for its proportionate share of the third party, out-of-pocket costs incurred in connection with the proposed Tag-Along Sale.
(ii)    If Investor exercises its rights under this Section 7.01(d), (A) then the closing of the Disposition of Investor’s Class B Units shall take place concurrently with the closing of the Disposition of NEP Member’s Class B Units (as a condition to closing the Disposition of NEP Member’s Class B Units); and (B) Investor shall use reasonable best efforts to secure any Governmental Authorization required to be obtained by Investor or any of its Affiliates and shall provide any information that may be needed from Investor in connection therewith, to comply as soon as reasonably practicable with all applicable Laws, and to take all such other actions and to execute such additional documents as are necessary or appropriate in order to consummate the sale of Investor’s Class B Units in conjunction with the Tag-Along Sale.
(iii)    If the proposed purchaser elects to purchase an aggregate number of Class B Units that is less than (A) the number of Class B Units as originally agreed with NEP Member plus (B) all Class B Units held by Investor and its Affiliates, then the number of Class B Units to be sold by NEP Member and Investor and its Affiliates shall be reduced pro rata (based upon the relative number of Class B Units each of NEP Member and the Investor and its Affiliates proposes to sell in such Tag-Along Sale) to such aggregate number. In the event that Investor fails to timely exercise its rights to participate in a Tag-Along Sale pursuant to this Section 7.01(d), NEP Member shall have ninety (90) days from the date of the Tag-Along Notice to consummate the transaction on terms no more favorable to NEP Member than those set forth in the Tag-Along Notice without being required to provide an additional Tag-Along Notice to Investor. Any Class B Units not sold by NEP Member within such period of ninety (90) days shall continue to be subject to the requirements of this Section 7.01(d).

(iv)    Investor hereby agrees that, in connection with the consummation of any Tag-Along Sale, Investor shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(d) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of Investor, to repay all of Investor’s then outstanding Indebtedness required to be repaid under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(d) are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(v)    No Class B Unit Disposed of by Investor to a purchaser pursuant to this Section 7.01(d) shall following such Disposition be entitled to receive a pro rata share of a portion of the distributions that otherwise would be paid to the NEP Class B Parties that the Other Class B Parties are entitled to receive as provided for in the proviso in Section 7.08(d).
7.02    Call Option.
(a)    At any time, and from time to time, on or after December 4, 2022, but prior to December 4, 2026, NEP Member shall have the right, but not the obligation, to acquire, subject to the limitations and requirements of this Section 7.02, all or any portion of the outstanding Class B Units at a purchase price that results in an Internal Rate of Return per Class B Unit purchased pursuant to this Section 7.02, measured from the Effective Date to the Call Option Closing Date (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 7.02 (the “Call Option”), of (i) seven and seventy-seven hundredths of a percent (7.77%) on each Class B Unit acquired upon the exercise of such Call Option, for any Call Option Closing Date that occurs prior to December 4, 2025, or (ii) eight and seventy-seven hundredths of a percent (8.77%) on each Class B Unit acquired upon the exercise of such Call Option, for any Call Option Closing Date that occurs on or after December 4, 2025, (provided, however, that the Internal Rate of Return set forth in this clause (ii) shall be measured only from the third (3rd) anniversary of the Effective Date to the applicable Call Option Closing Date, and, with respect to the period from the Effective Date to the third (3rd) anniversary of the Effective Date, the Internal Rate of Return shall be as set forth in clause (i)). NEP Member may not assign its right to purchase the outstanding Class B Units pursuant to this Section 7.02 to any Person other than NEP or a Subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.02 upon any exercise of the Call Option.
(b)    To exercise the Call Option, NEP Member shall deliver to the Class B Members written notice of such exercise (the “Call Option Notice”) following the end of trading on a Trading Day containing (i) the date (the “Call Option Closing Date”) on which the Call Option is to be consummated (the “Call Option Closing”), which shall be seven (7) Business Days following the date the Call Option Notice is delivered to the Class B Members, (ii) the number of Class B Units to be purchased, (iii) the Call Option Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Call Option Purchase Price, which shall be either cash or NEP Common Units, or a combination of cash and NEP Common Units, subject to the other requirements of this Section 7.02, and the respective proportions thereof to be paid to the Class B Members (or their nominee(s)); provided, however, that NEP Member may consummate a maximum of one (1) Call Option Closing in any calendar quarter. The Call Option Notice shall be irrevocable except as provided in this Section 7.02. Delivery of the initial Call Option Notice may be made prior to the first date on which NEP Member is permitted to exercise the Call Option in accordance with the preceding sentence (but for the avoidance of doubt, no Call Option Closing shall occur prior to December 4, 2022). No Call Option Notice may be delivered, nor may any Call Option Closing be consummated, within fourteen (14) calendar days before any date on which NEP publicly announces its earnings for any Quarter or Fiscal Year (or any other expected public announcement of earnings or other “blackout period” under NEP Member’s trading policies that are applicable to all holders of NEP Common Units).
(c)    No Call Option may be exercised, and no Call Option Notice may be issued, (i) for a number of Class B Units that is less than eight percent (8%) of the Class B Units outstanding on the date of the applicable Call Option Notice; and (ii) if, and to the extent that, as a result of such exercise, on the applicable Call Option Closing Date, the holders of Class B Units other than the NEP Class B Parties would own less than sixteen percent (16%) of the Class B Units then outstanding, unless, in the case of this clause (ii), the exercise of such Call Option is for the purchase of all remaining Class B Units not held by the NEP Class B Parties.
(d)    The maximum number of Class B Units purchased in any calendar quarter pursuant to the exercise of a Call Option shall be the product of (i) the lesser of (A) the sum of (x) twenty-five percent (25%), plus (y) the Buyout Rollover Percentage, and (B) fifty percent (50%), multiplied by (ii) the aggregate number of Class B Units outstanding on the Effective Date.
(e)    NEP Common Units may be used for payment of the Call Option Purchase Price at any Call Option Closing Date subject to the following limitations and the satisfaction of each of the following conditions as of the applicable Call Option Closing Date:
(i)    the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;
(ii)    the Registration Rights Agreement is in effect with respect to the NEP Common Units, subject to and in accordance with the terms of the NEP Limited Partnership Agreement;
(iii)    NEP shall have filed a registration statement with the SEC registering the resale of the NEP Common Units issued at such Call Option Closing, and such registration shall have been declared effective by the SEC, and no stop order shall have been issued with respect thereto;
(iv)    (A) none of NEP or its Affiliates has knowledge of previously undisclosed material events or developments that NEP or such Affiliate would be obligated to disclose publicly, under applicable Law or the rules of the National Securities Exchange on which the NEP Common Units are listed, if NEP or such Affiliate were offering and selling NEP Common Units (or other publicly traded securities), the disclosure of which would reasonably be expected to negatively affect the trading price of NEP Common Units on the applicable National Securities Exchange; and (B) NEP (or its Affiliates) shall have publicly disclosed any material events or developments that would reasonably be expected to negatively affect the trading price of NEP Common Units on the applicable National Securities Exchange at least one (1) full Trading Day (on which NEP Common Units traded on the applicable National Securities Exchange without stop or interruption) prior to the issuance of any Call Option Notice;
(v)    in any exercise of the Call Option, the aggregate number of NEP Common Units that will be issued to holders of Class B Units at the applicable Call Option Closing, together with all NEP Common Units issued in all prior exercises of the Call Option:
(A)    shall be no more than twenty-two and one half percent (22.5%) of the total number of outstanding NEP Common Units on a Fully Diluted Basis (including any NEP Common Units to be issued at the applicable Call Option Closing); and
(B)    shall not exceed the product of (x) ten (10), multiplied by (y) the average daily trading volume of NEP Common Units on the applicable National Securities Exchange for the 30-day period ending on the day prior to the date of the Call Option Notice; and
(vi)    on such Call Option Closing Date, there being no Call Option Cash Shortfall.
(f)    NEP Member may pay any Call Option Purchase Price, at its option (subject to Section 7.02(e) above), in either cash, NEP Common Units, or a combination of cash and NEP Common Units; provided, however, that the holder of Class B Units to be purchased shall be entitled to require, by written notice delivered to NEP Member not less than two (2) Business Days prior to the applicable Call Option Closing Date, that up to thirty percent (30%) of the Call Option Purchase Price payable at such Call Option Closing consist of cash (the “Call Option Cash Consideration”). Any NEP Common Units to be issued as payment of (or partial payment of) any Call Option Purchase Price will be issued at a price (the “Issuance Price”) specified in the applicable Call Option Notice, which Issuance Price shall be the lesser of (i) the 10-day VWAP on the date of the Call Option Notice and (ii) the listed price of a NEP Common Unit as of the end of trading on the date of the Call Option Notice. If any portion of the Call Option Purchase Price is to be paid in cash, then (i) the number of NEP Common Units to be issued at the Call Option Closing shall be reduced (but not below zero) by a number of NEP Common Units equal to the quotient (rounded down to the nearest whole number) obtained by dividing (A) the applicable Clawback Value by (B) the Issuance Price used in the calculation of the Call Option Purchase Price; and (ii) to the extent there is any Remaining Clawback Value, then the Call Option Cash Consideration shall be reduced by an amount equal to the Remaining Clawback Value; provided, that notwithstanding anything herein to the contrary, in no event shall (x) the aggregate number of NEP Common Units so reduced across all Call Option Closings pursuant to the foregoing clause (i) multiplied by the applicable

Issuance Price of such NEP Common Units, plus, (y) the aggregate amount of cash reduced from the Call Option Cash Consideration across all Call Option Closings pursuant to the foregoing clause (ii) (the “Aggregate Call Option Clawback Amount”) exceed the Clawback Cap.
(g)    On each Call Option Closing Date, (i) the Class B Members will convey all right, title, and interest in and to the applicable Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Call Option Purchase Price (subject to reduction pursuant to Section 7.02(f), as applicable) if any, to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Call Option Purchase Price by issuing NEP Common Units to the Class B Members (subject to reduction pursuant to Section 7.02(f), as applicable), and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units to such Class B Members (or their nominee(s)). No fractional NEP Common Units will be issued. The Members agree that each Call Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Call Option Purchase Price set forth in the Call Option Notice shall be calculated from the Effective Date until the date of the actual Call Option Closing.
(h)    Each Class B Member hereby agrees that, in connection with the Call Option Closing, such Class B Member (or its Affiliates) shall use reasonable best efforts to obtain Qualifying Financing in an amount required, together with any Call Option Cash Consideration and all other cash on hand and all Cash Equivalents of the Class B Member, to repay, all of such Class B Member’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such Call Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such Call Option are Encumbered (other than Indebtedness incurred pursuant to the Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). The Members agree that, until the Credit Agreement Payment in Full, each Call Option Closing shall be subject to there being no Call Option Cash Shortfall. If it is determined that a Call Option Cash Shortfall exists in advance of a Call Option Closing Date, then the NEP Member and applicable Class B Members shall work in good faith to remedy the applicable Call Option Cash Shortfall prior to the scheduled Call Option Closing Date (provided that the foregoing shall not require the Class B Members to take any actions to remedy such Call Option Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.02(h)). If there is a Call Option Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or otherwise remedy the Call Option Cash Shortfall by the Call Option Closing Date set forth in the Call Option Notice, then the applicable Call Option Notice shall be deemed revoked.

(i)    Following consummation of the Call Option pursuant to which all of a Class B Member’s Class B Units are acquired by NEP Member (or its nominee), the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of the Class B Units effective as of the applicable Call Option Closing.
(j)    If, in the exercise of any Call Option, the number of Class B Units to be purchased is less than all of the outstanding Class B Units and there are multiple holders of such Class B Units, the Class B Units so purchased will be acquired pro rata from the Class B Members (other than NEP Member and its Affiliates, if they hold Class B Units) based on the number of Class B Units held.
(k)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Call Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units to such Class B Members (or their nominee(s)). Investor agrees that it shall use reasonable best efforts to (i) cause the Call Option Closing to occur as promptly as practicable (it being agreed that Investor shall not be required to seek any additional capital contributions from its equity holders or Affiliates or any other financing other than a Qualifying Financing in accordance with this Section 7.02 in order to cure any Call Option Cash Shortfall), and (ii) keep NEP Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing in connection with any Call Option Cash Shortfall.
(l)    Until the earlier of (1) the date that the Credit Agreement Payment in Full occurs or (2) December 4, 2026, the Class B Member agrees that it shall not incur Indebtedness, under the Credit Agreement or otherwise, in excess of the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all Indebtedness of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h), plus $1,000,000.00. The Class B Member further agrees that, prior to December 4, 2026, it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing Indebtedness in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h).
(m)    The NEP Member or its nominee shall be entitled to deduct and withhold from each Call Option Purchase Price the amounts each NEP Member or its nominee is required to deduct and withhold under any applicable Law, and amounts so withheld and properly remitted to the appropriate Governmental Authority shall be deemed paid for all purposes of this Agreement to the Person with respect to which such amount was withheld; provided that any such amounts shall be specified by the NEP Member in the applicable Call Option Notice; provided, further, that if, on the Call Option Closing Date, the Class B Members deliver to the NEP Member or its nominee withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and, in the case of a sale of the Class B Units, IRS Notice 2018-29, that the Class B Member (or if such entity is a disregarded entity, its regarded owner) is not a non-U.S. person, the NEP Member or its nominee shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in applicable Law prior to the Call Option Closing Date that requires such withholding.
7.03    Change of Control of NEP.
(a)    If, at any time, there is an announcement of a proposed Change of Control of NEP (or the entry into any agreement providing therefor), then, commencing on the date of such announcement of a proposed Change of Control of NEP or such entry into such agreement and ending on the date that is ninety (90) calendar days after the consummation of such Change of Control of NEP, each Class B Member shall have the right, but not the obligation, to require NEP Member to acquire all or any portion of the Class B Units held by such Class B Member at a purchase price for each Class B Unit for which such election is made that results in an Internal Rate of Return per Class B Unit purchased pursuant to this Section 7.03, measured from the Effective Date to the Change of Control Closing Date, of eight and seventy-seven hundredths of a percent (8.77%) (the “Change of Control Purchase Price”), upon the terms and conditions set forth in this Section 7.03 (the “NEP Change of Control Option”). NEP Member may not assign its obligation to purchase such Class B Units pursuant to this Section 7.03 to any Person other than NEP or a Subsidiary thereof.
(b)    To exercise its rights pursuant to Section 7.03(a), a Class B Member shall deliver to NEP Member written notice executed by such Class B Member of such exercise (the “Change of Control Notice”) containing (i) the date on which the acquisition of the Class B Units identified in the Change of Control Notice (the “Change of Control Closing”) is to be consummated (such date, the “Change of Control Closing Date”), and (ii) the number of Class B Units to be purchased and the Change of Control Purchase Price per Class B Unit. NEP Member may pay the Change of Control Purchase Price, at its option, in either cash, NEP Common Units, or a combination of cash and NEP Common Units; provided, however, that NEP may issue a security that is substantially equivalent to the NEP Common Units in terms of rights, preferences and privileges, including with respect to economics, governance, transferability and liquidity, if, as a result of the Change of Control of NEP, NEP will cease to exist or the NEP Common Units will cease to be listed on a National Securities Exchange. If some or all of the Change of Control Purchase Price consists of NEP Common Units, the Issuance Price for each such NEP Common Unit will be specified as the lesser of (i) 10-day VWAP of the NEP Common Units on the date of the announcement of the proposed Change of Control of NEP and (ii) the listed price of a NEP Common Unit as of the end of trading on the Trading Day that immediately precedes the Change of Control Closing Date (or, if the NEP Common Units are not then listed on a National Securities Exchange, the fair market value of a NEP Common Unit on such date, as determined in good faith by the board of directors of NEP in a commercially reasonable manner). The Change of Control Notice shall be delivered to

NEP Member seven (7) Business Days in advance of the Change of Control Closing Date. If any portion of the Change of Control Purchase Price is to be paid in cash, then (i) the number of NEP Common Units to be issued at the Change of Control Closing shall be reduced (but not below zero) by a number of NEP Common Units equal to the quotient (rounded down to the nearest whole number) obtained by dividing (A) the applicable Clawback Value by (B) the Issuance Price used in the calculation of the Change of Control Purchase Price; and (ii) to the extent there is any Remaining Clawback Value, then the portion of the Change of Control Purchase Price to be paid in cash shall be reduced by an amount equal to the Remaining Clawback Value; provided, that notwithstanding anything herein to the contrary, in no event shall (x) the aggregate number of NEP Common Units so reduced at the Change Of Control Closing pursuant to the foregoing clause (i) multiplied by the applicable Issuance Price of such NEP Common Units, plus (y) the aggregate amount of cash so reduced from the portion of the Change of Control Purchase Price at the Change of Control Closing pursuant to the foregoing clause (ii), plus (z) the Aggregate Call Option Clawback Amount exceed the Clawback Cap.
(c)    On the Change of Control Closing Date, (i) each Class B Member exercising the NEP Change of Control Option will convey the Class B Units identified in the applicable Change of Control Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee (or, if the foregoing do not pay, NEP) will pay the cash portion (subject to reduction pursuant to Section 7.03(b), as applicable), if any, of the Change of Control Purchase Price to such Class B Member (or its nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion, if any, of the Change of Control Purchase Price by issuing NEP Common Units, or a substantially equivalent security as determined pursuant to Section 7.03(b), to such Class B Member (subject to reduction pursuant to Section 7.03(b), as applicable) no later than three (3) Business Days after the Change of Control Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units to such Class B Member (or their nominee(s)). No fractional NEP Common Units will be issued. The Members agree that the Change of Control Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Change of Control Closing Date, then such Change of Control Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Change of Control Purchase Price set forth in the Change of Control Notice shall be calculated from the Effective Date until such date of the actual Change of Control Closing.
(d)    Investor hereby agrees that, in connection with the Change of Control Closing, Investor (or its Affiliates) shall use any cash portion of the Change of Control Purchase Price and all cash on hand and all Cash Equivalents of Investor to repay all of Investor’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such NEP Change of Control Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such NEP Change of Control Option are Encumbered (other than Indebtedness incurred pursuant to a Qualifying Financing

(which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). To the extent it is determined that the cash portion (if any) of the Change of Control Purchase Price (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of Investor are insufficient to repay in full all Indebtedness of Investor and any other Indebtedness pursuant to which such Class B Units are Encumbered required to be repaid as a result of the exercise of such NEP Change of Control Option, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to Investor constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Change of Control Cash Shortfall”), then Investor shall use reasonable best efforts to obtain Qualifying Financing in an amount required to remedy the Change of Control Cash Shortfall. The Members agree that, until the Credit Agreement Payment in Full, each Change of Control Closing shall be subject to there being no Change of Control Cash Shortfall. If it is determined that a Change of Control Cash Shortfall exists in advance of a Change of Control Closing Date, then NEP Member and Investor shall work in good faith to remedy the applicable Change of Control Cash Shortfall prior to the scheduled Change of Control Closing Date (provided that the foregoing shall not require Investor to take any actions to remedy such Change of Control Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.03(d)). If there is a Change of Control Cash Shortfall and Investor is unable, using reasonable best efforts, to secure Qualifying Financing or otherwise remedy the Change of Control Cash Shortfall by the Change of Control Closing Date set forth in the Change of Control Notice, then the applicable Change of Control Notice shall be deemed revoked; provided, however, that, if Investor notifies NEP Member in writing that it is continuing to using reasonable best efforts to obtain Qualifying Financing to remedy the applicable Change of Control Cash Shortfall, the applicable Change of Control Closing shall automatically be delayed for an additional period of ninety (90) days; provided that (i) Investor may revoke the applicable Change of Control Notice at any time during such 90-day period prior to the consummation of the applicable Change of Control Closing and (ii) the applicable Change of Control Notice shall be deemed revoked if such Change of Control Closing shall not have occurred prior to the expiration of such period of ninety (90) days (or sooner if the Class B Member shall send a written notice of revocation to the NEP Member). If Investor is able to obtain Qualifying Financing in an amount equal to or greater than the Change of Control Cash Shortfall, then (1) Investor shall promptly deliver written notice thereof to NEP Member, (2) the Change of Control Closing shall occur as promptly thereafter as practicable, (3) the Change of Control Purchase Price shall be calculated from the Effective Date to the date on which such Change of Control Closing actually occurs, and (4) the Issuance Price of the NEP Common Units, if any, to be issued as payment (or partial payment) of the applicable Change of Control Purchase Price shall be the price set forth in the original Change of Control Notice.
(e)    Following consummation of the transactions contemplated by this Section 7.03, to the extent a Class B Member has Disposed of all of its Class B Units, the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of such Class B Units effective as of the Change of Control Closing.

(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Change of Control Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units (provided that the foregoing shall not require Investor to take any actions to remedy any Change of Control Cash Shortfall other than using all cash on hand of Investor seeking additional or replacement financing in accordance with Section 7.03(d)). Investor agrees that it shall use reasonable best efforts to (i) cause the Change of Control Closing to occur as promptly as practicable, and (ii)  keep NEP Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing in connection with any Change of Control Cash Shortfall. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units to such Class B Members (or their nominee(s)).
7.04    Change of Control of a Class B Member.
(a)    If, at any time prior to the seventh (7th) anniversary of the Effective Date, there is an announcement of a proposed Change of Control of a Class B Member or a Class B Member enters into any agreement providing therefor, then, commencing on the date of such announcement of a proposed Change of Control of a Class B Member or such entry into such agreement and ending on the date that is ninety (90) calendar days after the consummation of such Change of Control of such Class B Member, NEP Member shall have the right, but not the obligation, to acquire all or any portion of the outstanding Class B Units held by such Class B Member (in such capacity, the “COC Member”) at a purchase price that results in an Internal Rate of Return per Class B Unit for which such election is made, measured from the Effective Date to the Class B COC Closing Date, of seven and seventy-seven hundredths of a percent (7.77%) (the “Class B COC Purchase Price”), upon the terms and conditions set forth in this Section 7.04 (the “Class B COC Option”). NEP Member may not assign its right to purchase the applicable Class B Units pursuant to this Section 7.04 to any Person other than NEP or a Subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.04 upon any exercise of the Class B COC Option.
(b)    To exercise the Class B COC Option, NEP Member shall deliver to the COC Member written notice of such exercise (the “Class B COC Notice”) containing (i) the date (the “Class B COC Closing Date”) on which the Class B COC Option is to be consummated (the “Class B COC Closing”), (ii) the number of Class B Units to be purchased, (iii) the Class B COC Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Class B COC Purchase Price, which shall be, at NEP Member’s election, either cash, NEP Common Units, or a combination of cash and NEP Common Units; provided, however, that the holder of Class B Units to be purchased shall be entitled to require, by written notice delivered to NEP Member not less than two (2) Business Days prior to the applicable Class B COC Closing Date, that up to thirty percent (30%) of the Class B COC Purchase Price payable at such Class B COC Closing consist of cash. If some or all of the Class B COC Purchase Price consists of NEP Common Units, the Issuance Price for each such NEP

Common Unit will be specified as the 10-day VWAP of the NEP Common Units on the date of the announcement of, or entry into agreement with respect to, the proposed Change of Control of the applicable Class B Member. The Class B COC Notice shall be delivered to the COC Member seven (7) Business Days in advance of the Class B COC Closing Date. If any portion of the Class B COC Purchase Price is to be paid in cash, then (i) the number of NEP Common Units to be issued at the Class B COC Closing shall be reduced (but not below zero) by a number of NEP Common Units equal to the quotient (rounded down to the nearest whole number) obtained by dividing (A) the applicable Clawback Value by (B) the Issuance Price used in the calculation of the Class B COC Purchase Price; and (ii) to the extent there is any Remaining Clawback Value, then the portion of the Class B COC Purchase Price to be paid in cash shall be reduced by an amount equal to the Remaining Clawback Value; provided, that notwithstanding anything herein to the contrary, in no event shall (x) the aggregate number of NEP Common Units so reduced at the Class B COC Closing pursuant to the foregoing clause (i) multiplied by the applicable Issuance Price of such NEP Common Units, plus, (y) the aggregate amount of cash so reduced from the portion of the Class B COC Purchase Price at the Class B COC Closing pursuant to the foregoing clause (ii), plus (z) the Aggregate Call Option Clawback Amount exceed the Clawback Cap.
(c)    NEP Common Units may be used for payment of the Class B COC Purchase Price at any Class B COC Closing Date only if each of the following conditions is satisfied as of the applicable Class B COC Closing Date:
(i)    the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;
(ii)    the Registration Rights Agreement is in effect with respect to the NEP Common Units, subject to and in accordance with the terms of the NEP Limited Partnership Agreement;
(iii)    NEP shall have filed a registration statement with the SEC registering the resale of the NEP Common Units issued at such Class B COC Closing, and such registration shall have been declared effective by the SEC, and no stop order shall have been issued with respect thereto; and
(iv)    the aggregate number of NEP Common Units that will be issued to holders of Class B Units at the Class B COC Closing, together with all NEP Common Units issued in all prior exercises of the Call Option, shall be no more than twenty-two and one half percent (22.5%) of the total number of outstanding NEP Common Units on a Fully Diluted Basis (including any NEP Common Units to be issued at the applicable Class B COC Closing).
(d)    On the Class B COC Closing Date, (i) the COC Member will convey all of its right, title, and interest in and to such COC Member’s Class B Units identified in the Class B COC Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Class B COC Purchase Price (subject to reduction pursuant to Section 7.04(b), as applicable) to such COC Member (or its nominee) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Class B COC Purchase Price by issuing NEP Common Units to such COC Member (subject to reduction pursuant to Section 7.04(b), as applicable) no later than three (3) Business Days after the Class B COC Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units to such COC Member (or its nominee). No fractional NEP Common Units will be issued. The Members agree that the Class B COC Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Class B COC Closing Date, then such Class B COC Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Class B COC Purchase Price set forth in the Class B COC Notice shall be calculated from the Effective Date until such date as all such Required Governmental Authorizations have been obtained.
(e)    Investor hereby agrees that, in connection with the Class B COC Closing, Investor (or its Affiliates) shall use any cash portion of the Class B COC Purchase Price and all other cash on hand and all Cash Equivalents of Investor to repay all of Investor’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such Class B COC Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such Class B COC Option are Encumbered (other than Indebtedness incurred pursuant to a Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). To the extent it is determined that the cash portion (if any) of the Class B COC Purchase Price (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of Investor, are insufficient to repay in full all Indebtedness of Investor and any other Indebtedness pursuant to which such Class B Units are Encumbered required to be repaid as a result of the exercise of such Class B COC Closing, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to Investor constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Class B COC Cash Shortfall”), then Investor shall use reasonable best efforts to obtain Qualifying Financing in an amount required to remedy the Class B COC Cash Shortfall. The Members agree that until the Credit Agreement Payment in Full, each Class B COC Closing shall be subject to there being no Class B COC Cash Shortfall. If it is determined that a Class B COC Cash Shortfall exists in advance of a Class B COC Closing Date, then NEP Member and Investor shall work in good faith to remedy the applicable Class B COC Cash Shortfall prior to the scheduled Class B COC Closing Date (provided that the foregoing shall not require Investor to take any actions to remedy such Class B COC Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.04(e)). If there is a Class B COC Cash Shortfall and Investor is unable, using reasonable best efforts, to secure Qualifying Financing or otherwise remedy the Class B COC Cash Shortfall by the Class B COC Closing Date set forth in the Class B COC Notice, then the applicable Class B COC Notice shall be deemed revoked.

(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Class B COC Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the applicable Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the applicable Class B Units (provided that the foregoing shall not require the Class B Members to take any actions to remedy any Class B COC Cash Shortfall other than seeking additional or replacement financing in accordance with Section 7.04(e)). The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units to the COC Member (or its nominee).
(g)    Until the earlier of (1) the date that the Credit Agreement Payment in Full occurs or (2) December 4, 2026, the Class B Member agrees that it shall not incur Indebtedness, under the Credit Agreement or otherwise, in excess of the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all Indebtedness of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d), plus $1,000,000.00. The Class B Member further agrees that, prior to December 4, 2026, it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing Indebtedness in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d).
7.05    Certain Assistance.
(a)    After the seventh (7th) anniversary of the Effective Date, subject to Section 7.01(c), Managing Member shall use commercially reasonable efforts to assist Investor in connection with a private placement of the Class B Units then held by Investor and its Affiliates if such Class B Units are not acquired by NEP Member (or its assignee) pursuant to Section 7.01(c). In furtherance of the foregoing, the Managing Member shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cooperate with, provide reasonable assistance with respect to, and take customary actions reasonably requested by Investor, including (a) making the Company’s properties, books and records, and other assets reasonably available for inspection by potential acquirers, (b) establishing a physical or electronic data room that includes materials customarily made available to potential acquirers in connection with such processes, (c) upon reasonable notice, making employees of the Managing Member, the Company, and its Affiliates reasonably available for presentations, site visits, interviews, and other diligence activities, and (d) reasonably assisting in the termination of Encumbrances on the Class B Units under any Class B Permitted Loan Financing and in the perfection of any security interest of other Encumbrances on the Class B Units by the lenders of any such potential acquirers, subject, in each case, to customary confidentiality provisions; provided that none of the foregoing actions unreasonably interferes with the operation of any business of the Company or any of its Subsidiaries. Investor shall, promptly upon written request by NEP Member, reimburse NEP Member and its Affiliates for all reasonable and documented out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), incurred by NEP Member or any of its Affiliates or any of the directors, officers, managers, members, partners, employees, stockholders, representatives, advisors, or Affiliates of NEP Member or any of its Affiliates in connection with any such Person’s complying with the obligations under this Section 7.05(a).
(b)    In connection with (i) any Class B Member seeking any additional or substitute financing, including Qualifying Financing, in accordance with Section 7.02(h), Section 7.03(d), or Section 7.04(e) in order to remedy any Call Option Cash Shortfall, Change of Control Cash Shortfall, or Class B COC Cash Shortfall, as applicable, or (ii) any Class B Permitted Loan Financing following the seventh (7th) anniversary of the Effective Date (including, for the avoidance of doubt, any modification to or replacement of any existing Class B Permitted Loan Financing), the Managing Member and the Company shall, and shall use their reasonable best efforts to cause the Company’s and its Subsidiaries’ authorized representatives to, cooperate, in all cases at the Class B Members’ sole cost and expense and upon reasonable advance notice by the Class B Members in connection with the Class B Members’ efforts to arrange, consummate, and obtain any such financing described in the foregoing clauses (i) and (ii). The Managing Member and the Company agree that such cooperation shall be on terms (including with respect to rights to indemnification) that are substantially similar to the cooperation provided by the Company and NEP under Section 5.04 of the Class B Contribution Agreement, mutatis mutandis, in connection with any such financing.
7.06    Standstill and Notice of Ownership.
(a)    Except (A) as permitted pursuant to the exercise of any Call Option, NEP Change of Control Option, or Class B COC Option or (B) with respect to any Class B Permitted Loan Financing or any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h) that is entered into pursuant to any hedging of interest rates under the Credit Agreement or a Qualifying Financing, Investor and each other Class B Member agrees that, for so long as such Person or any of its Affiliates, Affiliated Funds, or Affiliated Investment Vehicles holds Class B Units, neither such Person nor any of its Affiliates, Affiliated Funds, or Affiliated Investment Vehicles, or any of its or their respective representatives (acting on behalf of, or in concert with, Investor or any of its other representatives), will in any manner, directly or indirectly, (i) effect (or seek, offer, or propose to effect), (ii) announce any intention to effect, or (iii) cause or participate in or in any way knowingly assist, facilitate, or encourage any other person to effect (or seek, offer, or propose to effect) any short sale or any purchase, sale, or grant of any option, warrant, convertible security, unit appreciation right, or other similar right (including any put or call option or “swap” or hedging transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any NEP Common Units or any other securities of NEP if, as a result of such short sale, purchase, sale, or grant Investor would no longer have a “net long position” (as defined in Rule 14e-4 promulgated under the Exchange Act) in respect of NEP Common Units. Notwithstanding the foregoing, the provisions of this Section 7.06(a) (1) shall not apply to or restrict the activities of any of Investor’s Affiliates, Affiliated Funds, and Affiliated Investment Vehicles other than Investor Fund and any such Affiliates, Affiliated Funds, and Affiliated Investment Vehicles as are Controlled by Investor Fund and (2) shall terminate and no longer be of any effect following the seventh (7th) anniversary of the Effective Date.
(b)    Notwithstanding any other provision of this Agreement, if and for so long as any Class B Member is in violation of the provisions of Section 7.06(a), the Managing Member shall be entitled to withhold from such Class B Member and its Affiliates holding Class B Units all distributions that they would otherwise be entitled to receive pursuant to Section 5.01 and Section 5.02, in each case, until such Class B Member has complied with the requirements of this Section 7.06.
7.07    Governmental Authorizations.
(a)    In furtherance and not in limitation of each Member’s obligations pursuant to Section 7.02, Section 7.03, and Section 7.04, each Member shall cooperate with the Managing Member and each other Member and shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable on its part to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to obtain all Required Governmental Authorizations, including under the HSR Act and as may be required by the FERC. The Company shall pay all filing fees to obtain such Required Governmental Authorizations.
(b)    In furtherance and not in limitation of the foregoing, each of the Members agrees that, to the extent the Managing Member determines that any Required Governmental Authorization is needed in connection with the occurrence of a Distribution Adjustment Date or the consummation of the Call Option, the NEP Change of Control Option, or the Class B COC Option, the applicable Members (and their respective Subsidiaries, if applicable) shall file, or cause to be filed, all appropriate notifications, applications, and filings in connection therewith, including pursuant to the HSR Act and as may be required by the FERC, as promptly as practicable and shall promptly supply any additional information and documentary material that may be requested of such Person by the applicable Governmental Authorities in connection with the HSR Act or any other Law. Each of the Members agrees to use its reasonable best efforts to promptly furnish any information required to be submitted to comply with any request for information or equivalent request from the relevant Governmental Authorities. Each of the Members agrees to (A) give the other Members prompt notice of the making or commencement of any request, litigation, hearing, examination, action, or proceeding with respect to any Governmental Authorization sought hereby; (B) keep the Managing Member reasonably informed as to the status of any such request, litigation, hearing, examination, action, or proceeding; and (C) promptly inform the Managing Member of any material or substantive communication to or from any Governmental Authority to the extent regarding any Governmental Authorization sought hereby and provide a copy of all written communications. Each of the Members further agrees, to the extent not prohibited by Law, to consult the Managing Member on all the information relating to such Member that appears in any filing made with, or written materials submitted to, any Governmental Authority. Each party shall cause its respective counsel to furnish each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act or any other Law. Each party shall cause its counsel to supply to each other party copies of the date-stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other party when it becomes aware that any consent or approval is obtained, taken, made, given, or denied, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Governmental Authorizations and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Governmental Authorizations; provided that no party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquires unless, to the extent not prohibited by Law, it consults with the other parties in advance and, to the extent permitted by the applicable Governmental Authority and Law, gives the other parties the opportunity to attend and participate in such meeting.
(c)    Each of the Members agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Law, and, in furtherance of the foregoing, each Member agrees to use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other Law that may be asserted by any Governmental Authority so as to enable the Members hereto to promptly consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, no Member (and no Parent, Subsidiary, or Affiliate of a Member) shall be required to take any of the following actions (or any action that would require a Member (or its Parent, Subsidiaries, Affiliates or, in the case of a Class B Member, any direct or indirect portfolio company of investment funds advised or managed by one or more Affiliates of such Class B Member or any investment of such Class B Member or an Affiliate of such Class B Member in connection therewith) to take any of the following actions): (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture, sale, license, transfer, assignment, or other Disposition of assets or business of such Persons; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, contractual rights, obligations, or other arrangements of such Persons; (iii) creating or consenting to create any contractual rights, obligations, tolling agreements, or other arrangements of such Persons, or (iv) otherwise limiting the freedom of action with respect to, any assets, rights, products, licenses, business, operations, or interests therein of any such Persons.
7.08    Liquidity Event.
(a)    At any time (i) following a Triggering Event or (ii) following the seventh (7th) anniversary of the Effective Date if the NEP Member (or its permitted assignees) shall not have as of such time purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, one hundred percent (100%) of the aggregate number of Class B Units outstanding on the Effective Date, in either case of clauses (i) and (ii), the Class B Member Representative shall be entitled to cause the Company and other Members (including the Managing Member) to seek a sale of the Company (whether by way of sale of all or substantially all of the assets or Membership Interests of the Company, merger or other business combination, or otherwise) or other liquidity event for the Company (any such transaction, a “Liquidity Event”), the consummation of which shall be subject to receipt of all applicable Required Governmental Authorizations and compliance with, or obtaining any required consents or waivers under, any change of control or other applicable restriction set forth in any material agreement to which the Company or any of its direct or indirect Subsidiaries is a party.
(b)    If the Class B Member Representative elects to cause the Company to undertake a Liquidity Event pursuant to this Section 7.08, then the Class B Member Representative may exclusively identify, negotiate, structure, and otherwise pursue the Liquidity Event in good faith, in accordance with this Section 7.08. The Class B Member Representative shall regularly consult and cooperate with the Managing Member with respect to the status of the sale process for such Liquidity Event; provided, however, that no Member shall have any consent, voting, or appraisal rights with respect to the final terms of a Liquidity Event or have any right under this Agreement to object to a Liquidity Event that is completed in compliance with this Section 7.08. The Managing Member, the Company and each other Member shall, and shall cause their respective representatives to, use reasonable best efforts to cooperate with the Class B Member Representative in pursuing and effecting any Liquidity Event. In furtherance of the foregoing, the Managing Member and the Company shall, and the Company shall cause its Subsidiaries to, take such action as the Class B Member Representative may reasonably request in connection with any proposed Liquidity Event, including engaging an investment bank and other advisors selected by the Class B Member Representative with the prior written consent of the Managing Member (which consent shall not be unreasonably, withheld, conditioned or delayed) in connection with such Liquidity Event (and the Class B Members agree that in connection with any Liquidity Event, an investment bank or similar financial advisor shall be engaged by the Company to run a formal marketing process with respect to such Liquidity Event), providing such financial and operational information as the Class B Member Representative may request, and causing representatives of the Company and its Subsidiaries to cooperate (including by participating in management presentations, preparing marketing materials, and making diligence materials available in an electronic data room) with the Class B Member Representative in any marketing process in connection with any proposed Liquidity Event. Each Member shall cause its applicable Controlled Affiliates, and shall use reasonable best efforts to cause its applicable Affiliates that are not Controlled Affiliates, to deliver any consents or waivers required from such Affiliate (including of any preferential transfer rights, rights of first offer, rights of first refusal and change of control or ownership provisions) under any agreement to which the Company or any of its direct or indirect Subsidiaries is a party or to which any of their assets is bound in connection with any Liquidity Event.
(c)    The Members will consent to, participate in, raise no objection against, and not impede or delay any such Liquidity Event and will take or cause to be taken all other actions to approve such Liquidity Event reasonably necessary or desirable to cause the consummation of such Liquidity Event on the terms proposed by the Class B Member Representative. The Members, including the Managing Member, will execute any applicable merger, asset purchase, securities purchase, recapitalization, or other agreement negotiated by the Class B Member Representative in connection with any such Liquidity Event; provided, however, that (i) each Member shall make the same representations and warranties, covenants, and indemnities as each other Member; (ii) no Member shall be liable for the breach of any covenants, or inaccuracies in any representations or warranties, of any other Member and vice versa; (iii) in no event shall any Member be required to make representations, warranties, or covenants or provide indemnities as to any other Member; (iv) any liability relating to representations, warranties, and covenants (and related indemnities) or other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Liquidity Event shall be shared by the Members pro rata on a several (but not joint) basis in proportion to the amount of proceeds received by each Member in the Liquidity Event; and (v) in no event shall any Member be responsible for any liabilities or indemnities in connection with such Liquidity Event in excess of the amount of proceeds received by such Member in the Liquidity Event.
(d)    In connection with any Liquidity Event, (i) the Class B Member Representative shall in good faith use its commercially reasonable efforts to maximize value to the Members (as a whole) in connection with any Liquidity Event (and in connection therewith, Class B Member Representative may consider such factors as the Class B Member Representative determines in good faith to be necessary or appropriate, including with respect to the amount and form of consideration, timing, and transaction execution risk), (ii) each Member shall receive the same form of consideration as each other Member, and (iii) the amount of consideration to be received by each of the Members will be calculated by taking the aggregate amount of proceeds received in such Liquidity Event (including for the avoidance of doubt, any amounts attributable to Separate Subsidiaries) and allocating such proceeds among the Members in accordance with the distribution provisions set forth in Section 5.01(d); provided, however, that, for any Liquidity Event occurring on or after December 4, 2026, in addition to the amounts received by the Other Class B Parties pursuant to Section 5.01(d) in accordance with this Section 7.08(d), forty percent (40%) of the aggregate amount of consideration from such Liquidity Event that would otherwise be received by all NEP Class B Parties in respect of their Class B Units pursuant to Section 5.01(d) (except to the extent otherwise provided in Section 7.01(d)(v)) shall instead be received by the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentages, up to a maximum of twenty-five percent (25%) of the aggregate amount of consideration received by all holders of Class B Units in connection with such Liquidity Event.
(e)    Investor hereby agrees that, in connection with the consummation of any Liquidity Event, Investor shall use all cash or other liquid consideration received upon a Liquidity Event (net of any deductions or withholdings required under applicable Law) and all other cash on hand of Investor to repay all of Investor’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to such Liquidity Event are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.

(f)    Other than as provided in Section 7.08(e), the Company shall bear the reasonable, documented and out-of-pocket costs incurred by each Member in connection with a Liquidity Event.
(g)    Notwithstanding anything contained in this Section 7.08 to the contrary, there shall be no liability or obligation on behalf of the Class B Member Representative if the Class B Member Representative determines, for any reason, not to consummate a Liquidity Event, and the Class B Member Representative shall be permitted to, and shall have the authority to cause the Company to, discontinue at any time any Liquidity Event. Under no circumstances shall this Section 7.08 be construed to grant to any Member any dissenter’s rights or appraisal rights or give any Member any right to vote in any Liquidity Event structured as a merger or consolidation, it being understood that the Members hereby expressly waive any rights that could be granted under Section 18-210 of the Act in connection with any Liquidity Event, and grant to the Class B Member Representative the sole right to approve or consent to a merger or consolidation of the Company in connection with a Liquidity Event.
(h)    Notwithstanding anything to the contrary in this Agreement, in no event shall a holder of Class B Units be entitled to receive net proceeds in connection with any Liquidity Event pursuant to this Section 7.08 that would result in an Internal Rate of Return per Class B Unit of more than (i) seven and seventy-seven hundredths of a percent (7.77%) for any Liquidity Event that occurs prior to December 4, 2025, or (ii) eight and seventy-seven hundredths of a percent (8.77%) for any Liquidity Event that occurs on or after December 4, 2025 (provided, however, that the Internal Rate of Return set forth in this clause (ii) shall be measured only from the third (3rd) anniversary of the Effective Date to the consummation of such Liquidity Event, and, with respect to the period from the Effective Date to the third (3rd) anniversary of the Effective Date, the Internal Rate of Return shall be as set forth in clause (i)).
ARTICLE 8
TAXES
8.01    Tax Returns. The Managing Member shall prepare and timely file (on behalf of the Company) all federal, state, and local tax returns required to be filed by the Company and its Subsidiaries. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Within sixty (60) days after the end of each calendar year, the Company shall provide to each Member its good faith best estimates of such federal, state and local income tax information and schedules as may be reasonably necessary for tax reporting purposes, and shall provide final information to each Member on or about September 20th following such calendar year. If for any fiscal year, the Company receives an extension from the relevant Governmental Authority of the deadline by which the Company must provide such tax information, the Managing Member shall provide each Member with written notice thereof, which notice shall also set forth the new deadline by which the tax information is required to be provided. The Company shall promptly provide any other tax information reasonably requested by each Member with respect to such year.

8.02    Certain Tax Matters.
(a)    The Company shall make the following elections on the appropriate tax returns:
(i)    to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property occurs as described in Section 734 of the Code or upon a transfer of Membership Interest as described in Section 743 of the Code, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties;
(iv)    to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code;
(v)    to elect under Code Section 168(g)(7) to apply the “alternative depreciation system” to Company property;
(vi)    subject to Section 8.03(g), any other election the Managing Member may deem appropriate; and
(vii)    to elect out of any “bonus” depreciation under Section 168(k) of the Code or any corresponding provision of the Code.
(b)    Neither the Company nor any Member shall make an election for the Company or any of its direct or indirect Subsidiaries to be (i) subject to tax as an association for U.S. federal income tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
8.03    Partnership Representative.
(a)    The Managing Member shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all material matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity. The Managing Member is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, designating an individual to serve as the sole individual through whom the Partnership Representative will act, and taking such other action as may from time to time be required under the Treasury Regulations. The Managing Member will remain as the Partnership Representative so long as it retains any ownership interests in the Company unless it requests that it not serve as Partnership Representative; provided, however, that, notwithstanding the foregoing, the Managing Member shall not be permitted to resign unless and until the Members have found a replacement Partnership Representative approved unanimously in writing by the Members.
(b)    Notwithstanding anything to the contrary, the Partnership Representative must: (i) obtain the prior written approval of Investor (not to be unreasonably withheld, conditioned or delayed) with respect to (y) commencing any judicial or administrative action or appealing any adverse determination of a Governmental Authority, in each case relating to taxes and (z) surrendering, settling or compromising any audit or proceeding relating to taxes, in each case of clause (y) or (z), only to the extent such action, adverse determination, audit or proceeding, as applicable, relates to a taxable period during which Investor held Class B Units; and (ii) inform and consult with Investor, on a timely basis, regarding the status of investigations, audits, proceedings and negotiations with any Governmental Authority, in each case, to the extent relating to taxes and a taxable period during which the Investor held Class B Units. Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
(c)    The Partnership Representative may, in its reasonable discretion, make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).
(d)    If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226 of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) as would, reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with any state or local income tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.

(e)    Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable under the Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(d) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Managing Member, shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 or Section 5.02 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 5.03 (“Option B”). If the Managing Member selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) and the payment by such Member (or former Member) to the Company shall be treated as a capital contribution for U.S. federal income tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Managing Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after the Effective Date) hereby agrees to indemnify and hold harmless the Company and the other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(e) (including, with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).
(f)    If any Member intends to file a notice of inconsistent treatment under Section 6222(c) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
(g)    Except as may be required by applicable Law, the Managing Member and the Company shall not make any election or take any action, including such elections or actions specifically authorized under this Section 8.03, that reasonably would be expected to have a disproportionate adverse effect on Investor or its direct or indirect investors.
8.04    Texas Franchise Tax Reimbursement. If applicable Texas Law requires that, for purposes of the Texas franchise tax, the Company (or any of its Subsidiaries) is includible in a combined group that includes the NEP Member or its Affiliate for an applicable year (a “Texas Combined Return Year”), and if the NEP Member or such Affiliate (the “Reporting Member”)

pays, when due, to the appropriate taxing authority of Texas, any and all Texas franchise taxes that are due and payable for such combined group in respect of such Texas Combined Return Year, the Company shall reimburse the Reporting Member for the portion of such Texas franchise taxes attributable to the Company (and/or such Subsidiaries), as determined in accordance with the next sentence (the amount of such reimbursement, the “Reimbursement Amount”). The Reimbursement Amount shall be equal to (i) the amount of Texas franchise tax for which the Company would have been liable had the Company computed its Texas franchise tax liability for the Texas Combined Return Year on a standalone basis (rather than as a member of the Reporting Member’s combined group) and using such computation methodology as would have resulted in the lowest taxable margin for such purpose determined on a standalone basis, reduced by (ii) any tax benefits (including, for example, the tax benefit of any federal tax deduction) resulting therefrom (or that would have resulted therefrom assuming the Company were a corporation for such purpose). The Company shall pay the Reimbursement Amount to the Reporting Member for the applicable Texas Combined Return Year no later than the time at which Company would have been required to make payment to the Texas tax authorities in respect of Texas franchise tax if it was not included in such combined return, including payments made at the time of a request for extension, when a return is ultimately filed or, if required by the appropriate taxing authority of Texas, upon audit of the Reporting Member. The NEP Member shall provide (or cause to be provided) to each Member information reasonably sufficient to calculate the amounts described in this paragraph. For each Texas Combined Return Year, the NEP Member shall, to the fullest extent permitted by law, indemnify and hold the Company and such Subsidiaries harmless on an after-tax basis from any liability for Texas franchise tax for the year, interest and penalties for the year, and all related costs and expenses (including reasonable attorneys’ fees and expenses); provided, that the foregoing indemnification shall not relieve the Company of its obligations under the first sentence of this paragraph. The NEP Member shall promptly pay over to the Company (subject to deduction by the NEP Member for any amount owed under this paragraph by the Company to the NEP Member) any refunds of Texas franchise taxes to which the Company and/or such Subsidiaries would be entitled with respect to a Texas Combined Return Year determined as if the Company and such Subsidiaries had filed a Texas franchise tax return on a standalone basis for the applicable Texas Combined Return Year.
ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS
9.01    Maintenance of Books.
(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.07, Section 9.02 and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law.
(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year; (ii) maintained on an accrual basis in accordance with

GAAP; and (iii) audited by a nationally recognized certified public accounting firm selected by the Managing Member and retained by the Company at the end of each Fiscal Year; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.
9.02    Determination of Internal Rate of Return.
(a)    Quarterly Determinations. For so long as the Class B Units are held by Investor, the Managing Member will (i) calculate at least quarterly the Internal Rate of Return achieved by Investor and (ii) send Investor, within forty-five (45) days after the end of each Quarter, a report in the form of the IRR Report showing the Internal Rate of Return as of such date. The Managing Member will make its advisors available to answer any questions regarding the calculations contained in any such IRR Report.
(b)    Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining the Internal Rate of Return of a Class B Member:
(i)    Continuity of Ownership. The Managing Member will treat ownership of the Class B Units as being continuous from the Effective Date to the date as of which the calculation is being made without regard to any change in ownership of the Class B Units during such period.
(ii)    Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return with respect to a per Class B Unit shall consist solely of (A) the sum of (x) the amount of the Effective Date Capital Contribution per Class B Unit made by the applicable Class B Member in exchange for such Class B Unit on the Effective Date (provided, that for the avoidance of doubt, such Effective Date Capital Contribution shall not be reduced by any amount by which the Reimbursable Fee or the Additional Fee is used to offset amounts to be funded by the Class B Members), (y) any additional Capital Contributions made by such Class B Member pursuant to Section 4.04 in respect of such Class B Unit, and (z) all distributions to the applicable Class B Member, including distributions in respect of such Class B Unit pursuant to the proviso set forth in Section 7.08(d) (provided that, for the avoidance of doubt, “Cash Flows” shall not include any payment of the Reimbursable Fee or the Additional Fee to the Class B Members or their Affiliates pursuant to Section 2.05(a)(xviii) or Section 2.05(a)(xix) of the Class B Contribution Agreement, as applicable). Any amount received by the Class B Members that is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clauses (x), (y), or (z) (which for the avoidance of doubt, will not include any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket losses, costs, or expenses of the Class B Members) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member (or its nominee).
(c)    Any dispute by a Class B Member of any item or procedure or calculation of, or which affects, the achievement of the Internal Rate of Return contained in any notice or report delivered to the Class B Members will be disputed in accordance with the dispute resolution mechanism set forth in Article 11.
9.03    Reports.
(a)    No later than one hundred seventy-five (175) days following the end of each fiscal year of the Company, the Managing Member shall prepare and deliver to each Member annual financial statements of the Company and its Subsidiaries on a consolidated basis audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s equity as of the end of the immediately preceding fiscal year, starting with the year ended December 31, 2020.
(b)    No later than seventy-five (75) days following the last day of each of the first three Quarters of each fiscal year, the Managing Member shall prepare and deliver to each Member an unaudited consolidated balance sheet, income statement, and a statement of cash flows of the Company and its Subsidiaries on a consolidated basis for such Quarter prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes (commencing with the end of the first Quarter that ends after the Effective Date); provided that the Managing Member shall prepare and deliver to each Member an unaudited consolidated balance sheet for the fourth Quarter of each fiscal year no later than ninety (90) days following the last day of such Quarter. Within thirty (30) days after the end of each Quarter, the Managing Member shall prepare and deliver to each Member quarterly certificates or other evidence of ownership of Class B Units by such Member and the Call Option Purchase Price as of the last day of such Quarter. Within thirty (30) days after the end of each calendar month, the Managing Member shall prepare and deliver to each Member a narrative report regarding the operational performance of the assets of the Company on a consolidated and a project basis.
(c)    Investor shall be permitted to deliver to its lenders under any Class B Permitted Loan Financing any financial information or report delivered to it by the Managing Member pursuant to this Section 9.03.
(d)    Concurrent with its distribution to the Company’s lenders, if any, the Managing Member shall provide to each Member any report, financial statements, or other information that is to be distributed to such lenders pursuant to any credit agreement or other agreement of Indebtedness to which the Company is a party.
(e)    The Managing Member shall deliver to each Member any material reports or other material information with respect to the status of the construction and development of the Compressor Project, to the extent such reports or other information are prepared by or on behalf of or provided to NMPP.
(f)    In addition to its obligations set forth above, the Managing Member shall timely prepare and deliver to any Member or its Parent, upon such Member’s reasonable request, all of such additional financial statements and additional financial information as may be required in order for each Member and its Affiliates to comply with any applicable reporting requirements under (i) the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, (ii) any National Securities Exchange or automated quotation system, or (iii) any other any other rules or regulations promulgated by a Governmental Authority with jurisdiction over such Class B Member or its Affiliates.
(g)    Upon written request of the Managing Member at any time prior to the Credit Agreement Payment in Full, Investor shall provide to the Managing Member copies of any statements of account provided by the applicable financial institution for the Available Cash Account, the Other Proceeds Account, the Interest Payment Account, the Unrestricted Account and any Excluded Account, in each case as defined under the Credit Agreement.
(h)    Except with respect to the information provided under Section 9.03(g), the cost of preparing any financial statements or other information pursuant to this Section 9.03 shall be borne by the Company.
9.04    Information Updates.
(a)    The Managing Member shall notify the Class B Members of the occurrence of any Emergency or material risk of Emergency, material developments, or events that would reasonably be likely to adversely affect the Company or any of its Subsidiaries, and any breaches of any Affiliate Transactions or other material contracts to which the Company or any of its Subsidiaries is a party, including (for the avoidance of doubt) any breach or threatened breach of any representation, warranty, covenant, or agreement under the Class B Contribution Agreement. The Managing Member shall provide notice of the foregoing events promptly, but in no event more than five (5) Business Days following the date on which the Managing Member becomes aware of such events.
(b)    From and after the occurrence of a Triggering Event, as requested by the Class B Member Representative upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, the Managing Member will make employees and representatives of the Company and its Subsidiaries available to answer questions regarding the performance of the business of the Company and its Subsidiaries.
9.05    Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum, or other written instruction.
9.06    Compliance with Laws. The Managing Member shall adopt, revise, and maintain policies and procedures sufficient to ensure compliance in all material respects with all applicable laws and regulations, including without limitation Sanctions and applicable anti-corruption and anti-bribery laws.
ARTICLE 10
WITHDRAWAL
10.01    No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.
10.02    Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member is Bankrupt or dissolves and commences liquidation or winding-up or if it is unlawful for a Member to continue to be a Member. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to receive the benefits of being a Member.
10.03    Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:
(a)    The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.
(b)    The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), to exercise any voting or consent rights, or to receive any further information (or access to information) from the Company. The Unreturned Contribution Percentage of such Withdrawn Member shall not be taken into account in calculating the Unreturned Contribution Percentages of the remaining Members for any purposes of this Agreement.
(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.
(e)    The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01, Section 5.02, and Section 5.03 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.
(f)    Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.
(g)    The Unreturned Contribution Percentage of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.
(h)    All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.
ARTICLE 11
DISPUTE RESOLUTION
11.01    Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Managing Member. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.
11.02    Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
11.03    Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.01. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
11.04    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION
12.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)    consent of NEP Member and Class B Member Approval; or
(b)    an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then the Members shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.
Each Member hereby waives its right to make an application for the dissolution of the Company pursuant to Section 18-802 of the Act. For the avoidance of doubt, a Liquidity Event shall not itself be deemed to be a Dissolution Event.

12.02    Winding-Up and Termination.
(a)    On the occurrence of a Dissolution Event, the Managing Member shall, or shall designate another Person to, serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
(ii)    the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Section 12.02(b);
(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution, as determined by the Managing Member in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and
(C)    Company property (including cash) shall be distributed among the Members in accordance with Section 5.03; and those distributions shall be made before the end of the taxable year in which liquidation of the

Company occurs or, if later, within 90 days after the date of the liquidation of the Company.
(iv)    If, after giving effect to all allocations, distributions and contributions for all periods (other than those required by this Section 12.02(a)(iv)), the NEP Member has a deficit in its Capital Account balance following the “liquidation,” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), of the NEP Member’s Membership Interest, the NEP Member will be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation, except that the restoration obligation of the NEP Member in the aggregate pursuant to this Section 12.02(a)(iv) shall not be more than five percent (5%) of the NEP Member’s Effective Date Capital Contribution; provided, however, that in no event shall the foregoing obligation of the NEP Member to restore the deficit balance of its Capital Account apply in connection with or following a Liquidity Event. Notwithstanding the foregoing, (A) the NEP Member will have the unilateral right by written notice to the Managing Member to (1) increase the amount of its deficit restoration obligation over the amount described in the immediately preceding sentence or (2) decrease the amount of, or eliminate, its deficit restoration obligation at any time in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f); (B) after the Flip Date, at the end of any Fiscal Year in which the NEP Member’s deficit restoration obligation exceeds the absolute value of the NEP Member’s deficit Capital Account balance, such deficit restoration obligation shall be automatically reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value; and (C) the NEP Member’s deficit restoration obligation will be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) on the first date on or after the Flip Date on which the Capital Account balance of the NEP Member is equal to or greater than zero. Notwithstanding anything to the contrary contained herein, no other Member shall have any obligation to restore any deficit in its Capital Account balance unless and until such deficit restoration obligation is consented to in writing by the Managing Member.
(b)    Notwithstanding anything in Section 5.04 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss, and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.03.
(c)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(d)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Managing Member or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Managing Member (or its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody, (i) shall deliver such books and records to such Persons if they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.
12.03    Deficit Capital Accounts. Subject to Section 12.02(a)(iv), no Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account.
12.04    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE 13
GENERAL PROVISIONS
13.01    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient by electronic mail (a copy of which may be delivered in person or by courier or mail). A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Managing Member and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
13.02    Entire Agreement; Superseding Effect. This Agreement and the other Transaction Documents (as that term is defined in the Class B Contribution Agreement) constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.

13.03    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.
13.04    Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03(a), be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, (a) the Managing Member may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, and the Disposition of Membership Interests, so long as such transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Managing Member determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.
13.05    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
13.06    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.

13.07    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.
13.08    Appointment of Class B Member Representative.
(a)    By the execution and delivery of this Agreement (or any joinder or counterpart thereto), each Class B Member hereby irrevocably constitutes and appoints the Class B Member Representative as the true and lawful agent and attorney-in-fact of such Class B Member, with full power of substitution to act jointly in the name, place, and stead of the Class B Member to act on behalf of such Class B Member in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of Class B Members pursuant to this Agreement, and any and all other matters requiring the consent or approval of the Class B Members under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class B Units, other than any such matter that requires consent of any particular Class B Member, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to the Class B Members hereunder or any other payments to be made by or on behalf of the Class B Members pursuant to this Agreement, including amounts required to pay the fees and expenses of professionals incurred by the Class B Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of the Class B Members that the Class B Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) receive service of process in connection with any claims under this Agreement. Initial Investor is hereby appointed as the initial Class B Member Representative.
(b)    The appointment of the Class B Member Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class B Member and shall be binding on any successor thereto; provided, however, that the Class B Member Representative’s appointment hereto shall terminate automatically when the Class B Member Representative is no longer the record owner of any Class B Units or is no longer the managing member or general partner that Controls a Class B Member that owns Class B Units. Initial Investor shall have the right to designate a successor Class B Member Representative upon written notice delivered to the Managing Member not less than ten (10) Business Days in advance of such designation; provided that the Person appointed to serve as successor Class B Member Representative must be a record owner of Class B Units or the managing member or general partner that Controls a Class B Member that owns Class B Units. The Class B Members hereby confirm all that the Class B Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class B Member Representative. All actions taken by the Class B Member Representative under this Agreement shall be binding upon each Class B Member and such Class B Member’s successors as if expressly confirmed and ratified in writing by such Class B Member, and all defenses that may be available to any Class B Member to contest, negate, or disaffirm the action of the Class B Member Representative taken in good faith under this Agreement are waived.
(c)    The Company, NEP Member, NEP, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Member Representative in all matters referred to herein, including that the Class B Member Representative has obtained any prior approval or consent of the Class B Members as may be required, under this Agreement or otherwise, to take any such action. Neither the Company, NEP Member, NEP, nor any other Person will be liable to any Class B Member, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Member Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Member Representative.
13.09    Article 8 of the Uniform Commercial Code. No Class B Member may elect to cause any Membership Interest or other equity interest held by a Class B Member to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
13.10    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
13.11    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
13.12    Expenses. Except as otherwise provided in Section 7.05, each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date first set forth above.

MEMBERS:

EIG NET HOLDINGS III, LLC,
in its capacity as a Class B Member and the Class B Member Representative

By: EIG NET Holdings II, LLC, its sole member
By: EIG NET Holdings I, LLC, its sole member
By: EIG NET Equity Aggregator, L.P., its managing member
By: EIG NET Equity GP, LLC, its general partner
By: EIG Asset Management, LLC, its sole member

By: BRIAN BOLAND
Name: Brian Boland
Title: Managing Director

By: PETER RAMSUMAIR
Name: Peter Ramsumair
Title: Vice President

[Signature Page to Amended and Restated Limited Liability Company Agreement of South Texas Midstream, LLC]

SOUTH TEXAS MIDSTREAM HOLDINGS, LLC

By:      TJ TUSCAI
Name: TJ Tuscai
Title: Vice President

[Signature Page to Amended and Restated Limited Liability Company Agreement of South Texas Midstream, LLC]

Solely with respect to its obligations pursuant to Section 7.01(a), Section 7.02, Section 7.03, and Section 7.04:

NEXTERA ENERGY PARTNERS, LP

By:         W. SCOTT SEELEY
Name: W. Scott Seeley
Title: Corporate Secretary

[Signature Page to Amended and Restated Limited Liability Company Agreement of South Texas Midstream, LLC]

EXHIBIT A
MEMBERS

Name and Address of Purchaser	Capital Contributions	Number and Class of Membership Interest
South Texas Midstream Holdings, LLC c/o NextEra Energy Partners, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Daniel Lotano E-mail: Daniel.Lotano@nexteraenergy.com and Locke Lord LLP 600 Travis Street, Suite 2800 Houston, TX 77002 Attention: Bill Swanstrom Email: bswanstrom@lockelord.com	$1,622,869,368	1,000,000 Class A Units
EIG NET Holdings III, LLC c/o EIG Management Company, LLC 1700 Pennsylvania Ave. NW, Suite 800 Washington, DC 20006 Attention: Brian Boland Email: brian.boland@eigpartners.com (provided that the address of the Class B Member will be the following if and when EIG Management Company, LLC commences commercial operations at such address: 600 New Hampshire Avenue NW, Suite 1200, Washington, DC 20037) and Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, TX 77002 Attention: John D. Pitts, P.C. Email: john.pitts@kirkland.com	$750,000,000	1,000 Class B Units

Exhibit B – Page 1